Filed pursuant to Rule 424(b)(3)
Registration No. 333-163466

Prospectus

$200,000,000

Offer to Exchange

8.50% Senior Notes due 2017, registered under the Securities Act for

All Outstanding 8.50% Senior Notes due 2017

of

Netflix, Inc.

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.

NEW YORK CITY TIME, ON JANUARY 29, 2010, UNLESS EXTENDED

TERMS OF THE EXCHANGE OFFER:

•

We are offering to exchange $200,000,000 aggregate principal amount of registered 8.50% Senior Notes due 2017, which we refer to as the exchange notes, for all of our unregistered 8.50% Senior Notes due 2017, which we refer to as the original notes, that were issued on November 6, 2009.

•	We will exchange all original notes that are validly tendered and not withdrawn prior to the expiration or termination of the exchange offer for an equal principal amount of exchange notes.

•

The terms of the exchange notes will be substantially identical to the original notes, except that the exchange notes will not be subject to transfer restrictions or registration rights relating to the original notes.

•	There is no existing market for the exchange notes to be issued, and we do not intend to apply for their listing on any securities exchange or arrange for them to be quoted on any quotation system.

See the section entitled “Description of Notes” that begins on page 43 for more information about the exchange notes to be issued in this exchange offer and the original notes.

If you do not exchange your original notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer provided in the original notes and indenture governing those notes. In general, you may not offer or sell your original notes unless such offer or sale is registered under the federal securities laws or are sold in a transaction exempt from or not subject to the registration requirements of the federal securities laws and applicable state securities laws.

See the section entitled “Risk Factors” that begins on page 11 for a discussion of the risks that you should consider prior to tendering your original notes in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated December 21, 2009.

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS

You should rely only on the information provided in this prospectus and the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering to exchange the original notes for exchange notes in any jurisdiction where the offer is not permitted. We do not claim the accuracy of the information in this prospectus as of any date other than the date stated on the cover.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. This information is available without charge to holders upon written or oral request to Netflix, Inc., 100 Winchester Circle, Los Gatos, California 95032, Attention: Netflix Investor Relations, Telephone: (408) 540-3700.

In order to obtain timely delivery of such documents, holders of original notes must request this information no later than five business days prior to the expiration date of the exchange offer for the original notes.

i

SUMMARY

This summary highlights selected information included elsewhere or incorporated by reference in this prospectus to help you understand Netflix and the terms of the notes. Because this is a summary, you should carefully read this prospectus, as well as the information incorporated by reference in this prospectus, to fully understand the terms of the notes and other considerations that may be important to you in making a decision about whether to tender original notes in exchange for exchange notes. Unless the context indicates or requires otherwise, the terms “Netflix,” “our company,” “we,” “us,” and “our” as used in this prospectus refer to Netflix, Inc., or Netflix, and its consolidated subsidiary. We use the term “notes” in this prospectus to collectively refer to the original notes and the exchange notes.

Netflix, Inc.

Our Company

With more than 11 million subscribers, we are the largest online movie rental subscription service in the United States. We offer a variety of subscription plans, with no due dates, no late fees, no shipping fees and no pay-per-view fees. We offer a vast selection of DVD titles and a growing library of movies and TV episodes that can be watched instantly. Subscribers select titles at our Web site aided by our proprietary recommendation and merchandising technology. On average, approximately 2 million discs are shipped daily from our distribution centers across the United States. Additionally, more than 40% of our subscribers instantly watched more than 15 minutes of streaming content in the third quarter of 2009.

Subscribers can:

•	Receive DVDs by U.S. mail and return them to us at their convenience using our prepaid mailers. After a DVD has been returned, we mail the next available DVD in a subscriber’s queue.

•

Watch streaming content without commercial interruption on personal computers (“PCs”), Intel-based Macintosh computers (“Macs”) and televisions (“TVs”). The viewing experience is enabled by Netflix controlled software that can run on a variety of devices. These devices currently include Blu-ray disc players, Internet-connected TVs, digital video players and game consoles.

Our core strategy is to grow a large subscription business consisting of DVD by mail and streaming content. By combining DVD and streaming as part of the Netflix subscription, we are able to offer subscribers a uniquely compelling selection of movies for one low monthly price. We believe this creates a competitive advantage as compared to a streaming only subscription service. This advantage will diminish over time as more content becomes available over the Internet from competing services, by which time we expect to have further developed our other advantages such as brand, distribution and our proprietary merchandising platform. Despite the growing popularity of Internet delivered content, we expect that the standard definition DVD, along with its high definition successor, Blu-ray (collectively referred to as “DVD”), will continue to be the primary means by which Netflix subscribers view content for the foreseeable future. However, at some point in the future, we expect that Internet delivery of content to the home will surpass DVD as the primary means by which Netflix subscribers view content.

We are organized into a single operating segment. All our revenues are currently generated in the United States, and we have no long-lived assets outside the United States, although we plan to expand internationally with a streaming subscription service. Substantially all our revenues are derived from monthly subscription fees. As of December 31, 2008, we had 1,644 full-time employees and 1,626 part-time and temporary employees.

Our History

We were incorporated in Delaware in August 1997 and completed our initial public offering in May 2002. Our principal executive offices are located at 100 Winchester Circle, Los Gatos, California 95032, and our telephone number is (408) 540-3700. We maintain a Web site at www.netflix.com. The contents of our Web site are not incorporated in, or otherwise to be regarded as part of, this prospectus.

The Exchange Offer

The Initial Offering of Original Notes	On November 6, 2009, we issued in a private placement $200.0 million aggregate principal amount of 8.50% Senior Notes due 2017. We refer to these notes as the original notes in this prospectus.

Registration Rights Agreement	Pursuant to the registration rights agreement among Netflix, the note guarantors from time to time party thereto and J.P. Morgan Securities, Inc., as representative of the initial purchasers, entered into in connection with the private placement of the original notes, Netflix agreed to offer to exchange the original notes for up to $200.0 million aggregate principal amount of 8.50% Senior Notes due 2017 that are being offered hereby. We refer to the notes issued for the original notes in this exchange offer as the exchange notes. We have filed this registration statement to meet our obligation under the registration rights agreement. If Netflix fails to satisfy these obligations under the registration rights agreement, it will pay special interest to holders of the original notes under specified circumstances. See “Exchange Offer; Registration Rights.”

The Exchange Offer	We are offering to exchange the exchange notes, which have been registered under the Securities Act of 1933, as amended, or the Securities Act, for the same aggregate principal amount of the original notes.

The original notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. We will exchange the applicable exchange notes for all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer. We will cause the exchange to be effected promptly after the expiration date of the exchange offer.

The exchange notes will evidence the same debt as the original notes and will be issued under and entitled to the benefits of the same indenture that governs the original notes. Holders of the original notes do not have any appraisal or dissenter rights in connection with the exchange offer. Because we have registered the exchange notes, the exchange notes will not be subject to transfer restrictions, and holders of original notes that have tendered and had their original notes accepted in the exchange offer will have no further registration rights nor the related special interest provisions.

If You Fail to Exchange Your Original Notes	If you do not exchange your original notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer provided in the original notes and indenture governing those notes. In general, you may not offer or sell your original notes unless such offer or sale is registered under the federal securities laws or are sold in a transaction exempt from or not subject to the registration requirements of the federal securities laws and applicable state securities laws.

Procedures for Tendering Notes	If you wish to tender your original notes for exchange notes and you hold your original notes in book-entry form, you must request your participant of The Depository Trust Company, or DTC, to, on your behalf, instead of physically completing and signing the letter of transmittal and delivering the letter and your original notes to the exchange agent, electronically transmit an acceptance through DTC’s Automated Tender Offer Program, or ATOP. If your original notes are held in book-entry form and are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact that person promptly if you wish to tender your original notes pursuant to this exchange offer.

If you wish to tender your original notes for exchange notes and you hold your original notes in certificated form, you must:

•	complete and sign the enclosed letter of transmittal by following the related instructions, and

•

send the letter of transmittal, as directed in the instructions, together with any other required documents, to the exchange agent either (1) with the original notes to be tendered, or (2) in compliance with the specified procedures for guaranteed delivery of the original notes.

Please do not send your letter of transmittal or certificates representing your original notes to us. Those documents should be sent only to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent. See “The Exchange Offer—Exchange Agent.”

Resale of the Exchange Notes	Except as provided below, we believe that the exchange notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

•	the exchange notes are being acquired in the ordinary course of business,

•

you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer,

•	you are not an affiliate of Netflix,

•	you are not a broker-dealer tendering original notes acquired directly from us for your account, and

•	you are not prohibited by law or any policy of the Securities and Exchange Commission, or the Commission, from participating in the exchange offer.

Our belief is based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties that are not related to us. The Commission has not considered this exchange offer in the context of a no-action letter. We cannot assure you that the Commission would make similar determinations with respect to this exchange offer. If any of these conditions are not satisfied, or if our belief is not accurate, and you transfer any exchange notes issued to you in the exchange offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from those requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Record Date	We mailed this prospectus and the related offer documents to the registered holders of the original notes on December 22, 2009.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on January 29, 2010, unless we decide to extend the expiration date.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions.

This exchange offer is not conditioned upon any minimum principal amount of the original notes being tendered.

Exchange Agent	Wells Fargo Bank, National Association, is serving as exchange agent for the exchange offer.

Withdrawal Rights	You may withdraw the tender of your original notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. You must follow the withdrawal procedures as described under the heading “The Exchange Offer—Withdrawal of Tenders.”

Federal Income Tax Considerations	The exchange of original notes for the exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes for the original notes pursuant to the exchange offer. We will pay all of our expenses incident to the exchange offer.

The Notes

The form and terms of the exchange notes are the same as the form and terms of the original notes, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not have the benefit of the registration rights and special interest provisions contained in the original notes. The exchange notes represent the same debt as the original notes for which they are being exchanged. Both the original notes and the exchange notes are governed by the same indenture.

Issuer	Netflix, Inc.

Notes Offered	$200.0 million aggregate principal amount of 8.50% Senior Notes due 2017.

Maturity	November 15, 2017.

Interest Payment Dates	May 15 and November 15 of each year, beginning on May 15, 2010.

Guarantees	The notes may be guaranteed by certain of our future domestic restricted subsidiaries.

Ranking	The notes are our general unsecured obligations and rank senior in right of payment to all of our future debt that is expressly subordinated in right of payment to the notes. The notes rank equally in right of payment with all of our existing and future liabilities that are not so subordinated and are effectively subordinated to all of our secured debt (to the extent of the value of the collateral securing such debt) and structurally subordinated to all of the liabilities of any of our subsidiaries that do not guarantee the notes.

Any future guarantees will be general unsecured obligations of the guarantors and would rank senior in right of payment to all their existing and future debt that is expressly subordinated in right of payment to the guarantees. Any future guarantees will rank equally in right of payment with all existing and future liabilities of such guarantors that are not so subordinated and will be effectively subordinated to all of such guarantors’ secured debt (to the extent of the collateral securing such debt).

After giving effect to the issuance of the original notes, as of September 30, 2009 we would have had $238.3 million of outstanding debt on a consolidated basis, consisting of the notes offered hereby and $38.3 million of lease financing obligations. Additionally, as of and for the twelve months ended September 30, 2009 on the same pro forma basis, our subsidiary would have accounted for approximately $0.2 million, or less than 1%, of our total net revenues, approximately $1.9 million, or less than 1%, of our total assets and approximately $0.02 million, or less than 1%, of our total liabilities.

Optional Redemption	We may redeem some or all of the notes at any time on or after November 15, 2013 at the redemption prices set forth in this prospectus. Prior to November 15, 2013, we may also redeem some or all of the notes at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest to but excluding the redemption date and a “make-whole” premium. We may also redeem up to 35% of the aggregate principal amount of the notes using the proceeds of certain equity offerings completed before November 15, 2012 at the redemption price set forth herein. See “Description of Notes—Optional Redemption.”

Change of Control, Asset Sales	If we experience specific kinds of changes of control and unless we have previously exercised our right to redeem all of the outstanding notes as described under “Description of notes—Optional redemption,” we will be required to make an offer to purchase the notes at a purchase price of 101% of the principal amount thereof, plus accrued but unpaid interest to, but excluding, the purchase date. See “Description of Notes—Change of Control.”

If we or our restricted subsidiaries sell assets under certain circumstances, we will be required to make an offer to purchase the notes at their face amount, plus accrued and unpaid interest to, but excluding, the purchase date. See “Description of Notes—Certain Covenants—Limitation on Asset Sales.”

Certain Covenants	The indenture governing the notes restricts our ability and the ability of our restricted subsidiaries to, among other things:

•	incur certain additional indebtedness and issue preferred stock;

•	make certain distributions, investments and other restricted payments;

•	sell assets;

•	agree to any restrictions on the ability of restricted subsidiaries to make payments to us;

•	create liens;

•	merge, consolidate or sell substantially all of our and our subsidiaries’ assets, taken as a whole; and

•	enter into certain transactions with affiliates.

These covenants are subject to important exceptions and qualifications, and certain of these covenants will not be applicable during any period of time when the notes have an investment grade rating from two out of three of the specified ratings agencies. See “Description of Notes.”

Registration Rights	Under a registration rights agreement with the initial purchasers, we agreed to offer to exchange the original notes for the exchange notes. If we are not able to effect the exchange offer, we will instead use our reasonable efforts to file and cause to become effective a shelf registration statement relating to resales of the notes. We will be obligated to pay additional interest on the notes if we do not complete the exchange offer within 210 days after the issue date of the original notes or, if required, the shelf registration statement is not effective within 210 days after the obligation to file it arises under the registration rights agreement. See “Exchange Offer; Registration Rights.”

Summary historical consolidated financial information

The following table presents summary historical consolidated financial information of Netflix and its subsidiary as of and for the years ended December 31, 2008, 2007 and 2006, the nine months ended September 30, 2009 and 2008. The consolidated financial information for the years ended December 31, 2008, 2007 and 2006 have been derived from our audited consolidated financial statements, and the consolidated financial information for the nine months ended September 30, 2009 and 2008 have been derived from our unaudited consolidated financial statements. Operating results for the nine months ended September 30, 2009 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2009. You should read this information in conjunction with the section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes incorporated by reference herein.

	Year ended December 31,			Nine months ended September 30,
	2008	2007	2006	2009	2008
				(unaudited)
	(in thousands)
Revenue	$1,364,661	$1,205,340	$996,660	$1,225,727	$1,005,066
Subscription	761,133	664,407	532,621	677,863	567,498
Fulfillment expenses	149,101	121,761	94,364	125,922	109,890

Total cost of revenues	910,234	786,168	626,985	803,785	677,388

Gross profit	454,427	419,172	369,675	421,942	327,678

Technology and development	89,873	70,979	47,831	81,333	65,821
Marketing	199,713	218,212	225,436	167,029	144,096
General and administrative	49,662	52,404	35,987	37,809	38,900
Gain on disposal of DVDs	(6,327)	(7,196)	(4,797)	(2,819)	(4,724)
Gain on legal settlement	—	(7,000)	—	—	—

Total operating expenses	332,921	327,399	304,457	283,352	244,093

Operating income	121,506	91,773	65,218	138,590	83,585

Interest expense on lease financing obligations	(2,458)	(1,188)	(1,210)	(2,018)	(1,781)
Interest and other income (expense)	12,452	20,340	15,904	4,284	11,600

Income before income taxes	131,500	110,925	79,912	140,856	93,404
Provision for income taxes	48,474	44,317	31,073	55,909	33,110

Net income	$83,026	$66,608	$48,839	$84,947	$60,294

Cash flows provided by (used in)
Operating activities	$284,037	$277,424	$248,190	$219,246	$191,937
Investing activities	(144,960)	(436,024)	(185,869)	(92,827)	(87,462)
Acquisition of content library	(162,849)	(208,647)	(169,528)	(135,996)	(124,554)
Purchases of property and equipment	(43,790)	(44,256)	(27,333)	(23,499)	(36,319)
Financing activities	(176,635)	(64,391)	125,853	(210,583)	(170,390)
Consolidated balance sheet data
Cash and cash equivalents	$139,881	$177,439	$400,430	$55,717	$111,524
Short-term investments	157,390	207,703	—	99,745	139,304
Working capital	145,430	223,518	234,582	31,440	131,033
Content library (ST and LT)	117,238	128,371	104,908	137,476	111,521
Property and equipment (net)	124,948	113,175	79,346	122,119	128,541
Total assets	$617,946	$678,998	$633,013	$492,131	$578,462
Lease financing obligations (ST and LT)	39,140	36,475	24,187	38,282	39,377
Total liabilities	$270,791	$249,186	$219,395	$259,929	$253,629
Total stockholders’ equity	$347,155	$492,812	$413,618	$232,202	$324,833

Ratio of Earnings to Fixed Charges

Fiscal Year Ended					Nine Months Ended
December 31, 2008	December 31, 2007	December 31, 2006	December 31, 2005	December 31, 2004	September 30, 2009
19.24	21.23	19.28	3.02	9.33	26.13

The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For purposes of calculating the ratios, “earnings” consists of income before income taxes plus fixed charges less capitalized interest, and “fixed charges” consists of interest expensed and capitalized, amortization of debt issuance costs and the portion of rental expense representative of interest expense.

RISK FACTORS

Prospective participants in the exchange offer should carefully consider all of the information contained in this prospectus, including the risks and uncertainties described below. Except with respect to the risk factors associated with the exchange offer, the risk factors set forth below are generally applicable to the original notes as well as the exchange notes.

Risks Related to the Exchange Offer

If you fail to follow the exchange offer procedures, your notes will not be accepted for exchange.

We will not accept your notes for exchange if you do not follow the exchange offer procedures. We will issue exchange notes as part of this exchange offer only after timely receipt of your original notes, a properly completed and duly executed letter of transmittal and all other required documents or if you comply with the guaranteed delivery procedures for tendering your notes. Therefore, if you want to tender your original notes, please allow sufficient time to ensure timely delivery. If we do not receive your original notes, letter of transmittal and all other required documents by the expiration date of the exchange offer, or you do not otherwise comply with the guaranteed delivery procedures for tendering your notes, we will not accept your original notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange. If there are defects or irregularities with respect to your tender of original notes, we will not accept your original notes for exchange unless we decide in our sole discretion to waive such defects or irregularities.

If you fail to exchange your original notes for exchange notes, they will continue to be subject to the existing transfer restrictions and you may not be able to sell them.

We did not register the original notes, nor do we intend to do so following the exchange offer. Original notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws, and such restrictions may adversely affect the trading price of the original notes. As a result, if you hold original notes after the exchange offer, you may not be able to sell them. To the extent any original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes that remain outstanding after the exchange offer may be adversely affected due to a reduction in market liquidity.

Risks Related to the Notes

We may not be able to generate sufficient cash to service our debt obligations, including our obligations under the notes.

Our ability to make payments on and to refinance our indebtedness, including the notes, will depend on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. We cannot assure you that we or the guarantors, if any, would be able to implement any of these alternatives on satisfactory terms or at all. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The indenture governing the notes will restrict our ability to, among other things, dispose of assets, use the proceeds from any disposition of assets and to refinance our indebtedness. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them, and these proceeds may not be adequate to meet any debt service obligations then due.

If we are unable to service our debt obligations from cash flows, we may need to refinance all or a portion of our debt obligations prior to maturity. Our ability to refinance or restructure our debt will depend upon the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. We may not be able to refinance any of our indebtedness on commercially reasonable terms or at all.

We have a substantial amount of indebtedness which could adversely affect our financial position and prevent us from fulfilling our obligations under the notes.

We have a substantial amount of indebtedness. As of September 30, 2009, on a pro forma basis for the issuance of the notes, we would have had total debt of approximately $238.3 million, consisting of the notes and approximately $38.3 million of lease financing obligations. We may also incur significant additional indebtedness in the future. Our substantial indebtedness may:

•	make it difficult for us to satisfy our financial obligations, including making scheduled principal and interest payments on the notes and our other indebtedness;

•	limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions or other general business purposes;

•	limit our ability to use our cash flow or obtain additional financing for future working capital, capital expenditures, acquisitions or other general business purposes;

•	require us to use a substantial portion of our cash flow from operations to make debt service payments;

•	limit our flexibility to plan for, or react to, changes in our business and industry;

•	place us at a competitive disadvantage compared to our less leveraged competitors; and

•	increase our vulnerability to the impact of adverse economic and industry conditions.

Under the terms of the indenture governing the notes we may be able to incur substantially more indebtedness.

We may be able to incur substantial additional indebtedness in the future. The terms of the indenture limit, but do not prohibit, us and our subsidiaries from incurring additional indebtedness. If we incur any additional indebtedness that ranks equally with the notes and the guarantees, the holders of that indebtedness will be entitled to share ratably with the holders of the notes and the guarantees in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you. If new indebtedness is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

The notes and any future guarantees will be unsecured and effectively subordinated to our and the guarantors’ future secured indebtedness.

The notes and any guarantees will be general unsecured obligations ranking effectively junior in right of payment to all of our future secured indebtedness and that of any guarantor. Additionally, the indenture governing the notes permits us and any guarantors to incur secured indebtedness in the future. In the event that we or a guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any secured indebtedness that is effectively senior to the notes and the guarantees will be entitled to be paid in full from our assets or the assets of the guarantor, as applicable, securing such indebtedness before any payment may be made with respect to the notes or the affected guarantees. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets.

Claims of noteholders will be structurally subordinate to claims of creditors of our subsidiaries that do not guarantee the notes.

The notes will not be guaranteed by certain of our domestic subsidiaries or any non-U.S. subsidiaries that we may have in the future. Accordingly, claims of holders of the notes will be structurally subordinated to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. The indenture governing the notes permits, subject to certain limitations, non-guarantor subsidiaries to incur indebtedness and does not contain any limitations on the amount of certain liabilities (such as trade payables) that may be incurred by them. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of these subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the notes. In the event of the liquidation, dissolution, reorganization, bankruptcy or similar proceeding of the business of a subsidiary that is not a guarantor, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to us, a guarantor or the holders of the notes. In any of these events, the assets of that subsidiary that are available to us may not be sufficient assets to pay amounts due on the notes. We do not currently have any non-guarantor subsidiaries with significant assets or liabilities.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the notes.

We may be permitted under the indenture governing the notes to incur substantial additional indebtedness in the future. Any default under the agreements governing our indebtedness, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in the indenture governing the notes offered hereby), we could be in default under the terms of the agreements governing such indebtedness, including the indenture governing the notes offered hereby. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, and we could be forced into bankruptcy or liquidation.

Your ability to transfer the notes may be limited by the absence of an active trading market, and an active trading market may not develop for the notes.

The notes are a new issue of securities for which there is no established trading market. We do not intend to have the notes listed on a national securities exchange or to arrange for quotation on any automated dealer quotation systems. The initial purchasers of the original notes have advised us that they intend to make a market in the notes, as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to make a market in the notes, and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you as to the development or liquidity of any trading market for the notes. The liquidity of any market for the notes will depend on a number of factors, including:

•	the number of holders of notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the notes; and

•	prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may face similar disruptions that may adversely affect the prices at which you may sell your notes. For instance, an increase in market interest rates may lead potential purchasers of our securities to demand a higher annual yield, which could adversely affect the market price of the notes. Therefore, you may not be able to sell your notes at a particular time and the price that you receive when you sell may not be favorable.

A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee can be voided, or claims under the guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee or, in some states, when payments become due under the guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

A guarantee may also be voided, without regard to these factors, if a court finds that the guarantor entered into the guarantee with the actual intent to hinder, delay or defraud its creditors.

A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the guarantor did not substantially benefit directly or indirectly from the issuance of the guarantees. If a court were to void a guarantee, you would no longer have a claim against the guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the subsidiary guarantor.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all its assets;

•

the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Each subsidiary guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

Upon a change of control, we may not have the funds necessary to finance the change of control offer required by the indenture governing the notes, which would violate the terms of the indenture.

Upon the occurrence of a change of control, holders of the notes will have the right to require us to purchase all or any part of the notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase. The agreements governing indebtedness that we may incur in the future may contain similar provisions or provide that a change of control will be a default that permits the lenders to accelerate the maturity of the borrowings thereunder. We may not have sufficient financial resources available to satisfy all of our obligations under the notes in the event of a change in control. Our failure to purchase the notes as required under the indenture would result in a default under the indenture which could have material adverse consequences for us and the holders of the notes. See “Description of Notes—Change of Control.”

The provision relating to a change of control may make it more difficult for a potential acquirer to obtain control of us. In addition, some important corporate events, such as leveraged recapitalizations, that would increase the level of our debt may not constitute a change of control under the indenture.

Covenants in the indenture governing the notes and our other debt agreements we may enter into in the future will restrict our business in many ways.

The indenture governing the notes contains various covenants that limit, subject to certain exceptions, our ability and/or our restricted subsidiaries’ ability to, among other things:

•	incur or assume liens or additional debt or provide guarantees in respect of obligations of other persons;

•	issue redeemable stock and preferred stock;

•	pay dividends or distributions or redeem or repurchase capital stock;

•	prepay, redeem or repurchase subordinated debt;

•	make loans, investments and capital expenditures;

•	enter into agreements that restrict distributions from our subsidiaries;

•	sell assets and capital stock of our subsidiaries;

•	enter into certain transactions with affiliates; and

•	consolidate or merge with or into, or sell substantially all the assets of us and our subsidiaries, taken as a whole, to, another person.

A breach of any of these covenants could result in a default under the indenture governing the notes. Further, additional indebtedness that we incur in the future may subject us to further covenants. Our failure to comply with these covenants could result in a default under the agreements governing the relevant indebtedness. If a default under the indenture or any such debt agreement is not cured or waived, the default could result in the acceleration of debt under our debt agreements that contain cross-acceleration or cross-default provisions, which could require us to repurchase or repay debt prior to the date it is otherwise due and that could adversely affect our financial condition.

Our ability to comply with covenants contained in the indenture and any other debt agreements to which we may become a party may be affected by events beyond our control, including prevailing economic, financial and industry conditions. Even if we are able to comply with all of the applicable covenants, the restrictions on our ability to manage our business in our sole discretion could adversely affect our business by, among other things, limiting our ability to take advantage of financings, mergers, acquisitions and other corporate opportunities that we believe would be beneficial to us.

Certain covenants contained in the indenture will not be applicable during any period in which the notes are rated investment grade.

The indenture governing the notes provides that certain covenants will not apply to us during any period in which the notes are rated investment grade by at least two of Standard & Poor’s, Moody’s and Fitch and no default has otherwise occurred and is continuing under the indenture. The covenants that would be suspended include, among others, limitations on our and our restricted subsidiaries’ ability to pay dividends, incur indebtedness, sell certain assets and enter into certain other transactions. Any actions that we take while these covenants are not in force will be permitted even if the notes are subsequently downgraded below investment grade and such covenants are subsequently reinstated. There can be no assurance that the notes will ever be rated investment grade, or that if they are rated investment grade, the notes will maintain such ratings. See “Description of Notes—Suspension of Covenants.”

Risks Related to our Business

If our efforts to attract subscribers are not successful, our revenues will be adversely affected.

We must continue to attract subscribers to our service. Our ability to attract subscribers will depend in part on our ability to consistently provide our subscribers with a valuable and quality experience for selecting, viewing, receiving and returning titles, including providing valuable recommendations through our recommendation and merchandising technology. Furthermore, the relative service levels, pricing and related features of competitors to our service may adversely impact our ability to attract subscribers. Competitors include movie retail stores, DVD rental outlets and kiosk services, Internet content providers’ online DVD subscription rental web sites and video package providers with pay-per-view and VOD content. If consumers do not perceive our service offering to be of value, or if we introduce new services that are not favorably received by them, we may not be able to attract subscribers. In addition, many of our subscribers are rejoining our service or originate from word-of-mouth advertising from existing subscribers. If our efforts to satisfy our existing subscribers are not successful, we may not be able to attract subscribers, and as a result, our revenues will be adversely affected.

If we experience excessive rates of churn, our revenues and business will be harmed.

We must minimize the rate of loss of existing subscribers while adding new subscribers. Subscribers cancel their subscription to our service for many reasons, including a perception that they do not use the service sufficiently, delivery takes too long, the service is a poor value, competitive services provide a better value or experience and customer service issues are not satisfactorily resolved. We must continually add new subscribers both to replace subscribers who cancel and to grow our business beyond our current subscriber base. If too many of our subscribers cancel our service, or if we are unable to attract new subscribers in numbers sufficient to grow our business, our operating results will be adversely affected. If we are unable to successfully compete with current and new competitors in both retaining our existing subscribers and attracting new subscribers, our churn will likely increase and our business will be adversely affected. Further, if excessive numbers of subscribers cancel our service, we may be required to incur significantly higher marketing expenditures than we currently anticipate to replace these subscribers with new subscribers.

Deterioration in the economy could impact our business.

Netflix is an entertainment service, and payment for our service may be considered discretionary on the part of many of our current and potential subscribers. To the extent the overall economy continues to deteriorate, such as in the case of a prolonged recession, our business could be impacted as subscribers choose either to leave our service or reduce their service levels. Also, efforts to attract new subscribers may be adversely impacted.

If the market segment for online DVD rentals saturates, our business will be adversely affected.

The market segment for online DVD rentals has grown significantly since inception. Some of the increasing growth can be attributed to changes in our service offering, especially the ability of our subscribers to stream movies and TV episodes on their TVs, PCs and Macs. Fluctuations in our rate of growth could indicate that the market segment for online DVD rentals is beginning to saturate. While we believe that online DVD rentals will continue to grow for the foreseeable future, if this market segment were to saturate, our business would be adversely affected.

If we are unable to compete effectively, our business will be adversely affected.

The market for in-home entertainment video is intensely competitive and subject to rapid change. New technologies for delivery of in-home entertainment video, such as VOD and Internet delivery of content, continue to receive considerable media and investor attention. Many of our competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. If we are unable to successfully or profitably compete with current and new competitors, programs and technologies, our business will be adversely affected, and we may not be able to increase or maintain market share, revenues or profitability.

Some of our competitors have adopted, and may continue to adopt, aggressive pricing policies and devote substantially more resources to marketing, Web site and systems development than we do. There can be no assurance that we will be able to compete effectively against current or new competitors at our existing pricing levels or at even lower price points in the future. Furthermore, we may need to adjust the level of service provided to our subscribers and/or incur significantly higher marketing expenditures than we currently anticipate. As a result of increased competition, we may see a reduction in operating margins and market share.

If VOD or other technologies are more widely adopted and supported as a method of content delivery, our business could be adversely affected.

Some digital cable providers and Internet content providers have implemented technology referred to as VOD. This technology transmits movies and other entertainment content on demand with interactive capabilities such as start, stop and rewind. In addition, other technologies have been developed that allow alternative means for consumers to receive and watch movies or other entertainment, particularly over the Internet and on such devices as cell phones. Although we are providing our own Internet-based delivery of content, allowing our subscribers to stream certain movies and TV episodes, VOD or other technologies may become more affordable and viable alternative methods of content delivery that are widely supported by studios and distributors and adopted by consumers. If this happens more quickly than we anticipate or more quickly than our own Internet delivery offerings, or if other providers are better able to meet studio and consumer needs and expectations, our business could be adversely affected.

If the popularity of the DVD format decreases, our business could be adversely affected.

While the growth of DVD sales has slowed, we believe that the DVD will be a valuable long-term consumer proposition and studio profit center. However, if DVD sales were to decrease, because of a shift away from movie watching or because new or existing technologies were to become more popular at the expense of DVD enjoyment, studios and retailers may reduce their support of the DVD format. Our subscriber growth will be substantially influenced by the continued popularity of the DVD format, and if such popularity wanes, our subscriber growth may also slow.

If U.S. Copyright law were altered to amend or eliminate the First Sale Doctrine or if studios were to release or distribute titles on DVD in a manner that attempts to circumvent or limit the affects of the First Sale Doctrine, our business could be adversely affected.

Under U.S. Copyright Law, once a copyright owner sells a copy of his work, the copyright owner relinquishes all further rights to sell or otherwise dispose of that copy. While the copyright owner retains the underlying copyright to the expression fixed in the work, the copyright owner gives up his ability to control the fate of the work once it had been sold. As such, once a DVD is sold into the market, those obtaining the DVD are permitted to re-sell it, rent it or otherwise dispose of it. If Congress or the courts were to change or substantially limit this First Sale Doctrine, our ability to obtain content and then rent it could be adversely affected. Likewise, if studios agree to limit the sale or distribution of their content in ways that try to limit the affects of the First Sale Doctrine, our business could be adversely affected. For example, some studios have expressed a desire to delay the availability of new releases DVDs for rental for a brief period of time following the DVDs release to the retail market and, in connection therewith, would prohibit certain of their wholesalers from selling to various rental outlets, such as us and Redbox. In fact, Universal Studios, Twentieth Century Fox and Warner Bros. are engaged in litigation brought by Redbox over this practice. Furthermore, certain content owners, from time to time, have established exclusive rental windows with particular outlets. This happened in late 2006 and again in late 2007 when Blockbuster announced arrangements with certain content owners pursuant to which Blockbuster would receive content on DVDs for rental exclusively by Blockbuster. To the extent content is to be distributed exclusively and not to retail vendors or distributors, we could be prevented from obtaining such content. To the extent the content is also sold to retail vendors or distributors, we would not be prohibited from obtaining and renting such content pursuant to the First Sale Doctrine. Nonetheless, to the extent content owners do not distribute to us directly or through their wholesalers or otherwise establish exclusive rental windows, it will impact our ability to obtain such content in the most efficient manner and, in some cases, in sufficient quantity to satisfy demand. If such arrangements were to become more commonplace or if additional impediments to obtaining content were created our ability to obtain content could be impacted and our business could be adversely affected.

If studios were to offer new releases of entertainment video to other distribution channels prior to, or on parity with, the release on DVD, our business could be adversely affected.

Except for theatrical release, DVDs currently enjoy a competitive advantage over other distribution channels, such as pay-per-view and VOD, because of the early distribution window on the DVD format. The window for new releases on DVD is generally exclusive against other forms of non-theatrical movie distribution, such as pay-per-view, Internet delivery, premium television, basic cable and network and syndicated television. The length of the exclusive window for movie rental and retail sales varies and the order, length and exclusivity of each window for each distribution channel are determined solely by the studio releasing the title. Over the past several years, the major studios have shortened the release windows and several studios have released movies simultaneously on DVD and VOD. If other distribution channels were to receive priority over, or parity with, DVD and such practices are widely adopted, our subscribers might find these other distribution channels of more value than our service and our business could be adversely affected.

We depend on studios and distributors to license us content that we can stream instantly over the Internet.

Streaming content over the Internet involves the licensing of rights which are separate from and independent of the rights we acquire when obtaining DVD content. Our ability to provide our subscribers with content they can watch instantly therefore depends on studios and distributors licensing us content specifically for Internet delivery. The license periods and the terms and conditions of such licenses vary. If the studios and distributors change their terms and conditions or are no longer willing or able to provide us licenses, our ability to stream content to our subscribers will be adversely affected. Unlike DVD, streaming content is not subject to the First Sale Doctrine. As such, we are completely dependent on the studio or distributor providing us licenses in order to access and stream content. Many of the licenses provide for the studios or distributor to withdraw content from our service relatively quickly. Because of these provisions as well as other actions we may take, content available through our service can be withdrawn on short notice. For example, in December 2008, certain content associated with our license from the Starz Play service was withdrawn on short notice. In addition, the studios have great flexibility in licensing content. They may elect to license content exclusively to a particular provider or otherwise limit the types of services that can deliver streaming content. For example, HBO licenses content from studios like Warner Bros. and the license provides HBO with the exclusive right to such content against other subscription services, including Netflix. As such, Netflix cannot license certain Warner Bros. content for delivery to its subscribers while Warner Bros. may nonetheless license the same content to transactional VOD providers. This ability to carve-up and maintain ongoing control over distribution rights, including the ability to withdraw content, is unique to streaming content. If we are unable to secure and maintain rights to streaming content or if we cannot otherwise obtain such content upon terms that are acceptable to us, our ability to stream movies and TV episodes to our subscribers will be adversely impacted, and our subscriber acquisition and retention could also be adversely impacted. During the course of our license relationship, various contract administration issues can arise. To the extent that we are unable to resolve any of these issues in an amicable manner, our relationship with the studios and distributors or our access to content may be adversely impacted.

We intend to engage a number of partners to offer instant streaming of content from Netflix to various devices.

We currently offer subscribers the ability to receive streaming content through their PCs, Macs and other devices, including game consoles, Internet-connected Blu-ray disc players and TVs and digital video recorders. We intend to broaden our capability to instantly stream movies and TV episodes to other platforms and partners over time. If we are not successful in maintaining existing and creating new relationships, or if we encounter technological, content licensing or other impediments to our streaming content, our ability to grow our business could be adversely impacted. Our agreements with our consumer electronics partners are typically between one and three years in duration and our business could be adversely affected if, upon expiration, our partners do not continue to provide access to our service or are unwilling to do so on terms acceptable to us. Furthermore, devices are manufactured and sold by entities other than Netflix and while these entities should be responsible for the devices’ performance, the connection between these devices and Netflix may nonetheless result in consumer dissatisfaction toward Netflix and such dissatisfaction could result in claims against us or otherwise adversely impact our business. In addition, technology changes to our watch instantly functionality may require that partners update their devices. If partners do not update or otherwise modify their devices, our service and our subscribers use and enjoyment could be negatively impacted.

If we experience increased demand for titles which we are unable to offset with increased subscriber retention or operating margins, our operating results may be adversely affected.

With our unlimited plans, there is no established limit to the number of movies and TV episodes that subscribers may rent on DVD or watch instantly. We are continually adjusting our service in ways that may impact subscriber movie usage. Such adjustments include new Web site features and merchandising practices, improvements in the technology that enable subscribers to instantly watch movies and TV episodes, an expanded DVD distribution network and software and process changes. In addition, demand for titles may increase for a variety of reasons beyond our control, including promotion by studios and seasonal variations or shifts in consumer movie watching.

If our subscriber retention does not increase or our operating margins do not improve to an extent necessary to offset the effect of any increased operating costs associated with increased usage, our operating results will be adversely affected. In addition, our subscriber growth and retention may be adversely affected if we attempt to alter our service or increase our monthly subscription fees to offset any increased costs of acquiring or delivering titles.

If our subscribers select titles or formats that are more expensive for us to obtain and deliver more frequently, our expenses may increase.

Certain titles cost us more to purchase or result in greater revenue sharing expenses, depending on the source from whom they are obtained and the terms on which they are obtained. If subscribers select these titles more often on a proportional basis compared to all titles selected, our revenue sharing and other content acquisition expenses could increase, and our gross margins could be adversely affected. In addition, films released on Blu-ray and those released for streaming may be more expensive to obtain than in the standard definition DVD format. The rate of customer acceptance and adoption of these new formats is uncertain. If subscribers select these formats on a proportional basis more often than the existing standard definition DVD format, our content acquisition expenses could increase, and our gross margins could be adversely affected.

If our efforts to build strong brand identity and improve subscriber satisfaction and loyalty are not successful, we may not be able to attract or retain subscribers, and our operating results may be adversely affected.

We must continue to build and maintain strong brand identity. To succeed, we must continue to attract and retain a large number of subscribers who have relied on other rental outlets and persuade them to subscribe to our service. In addition, we may have to compete for subscribers against other brands which have greater recognition than ours. We believe that the importance of brand loyalty will only increase in light of competition, both for online subscription services and other means of distributing titles, such as VOD. From time to time, our subscribers express dissatisfaction with our service, including among other things, our inventory allocation, delivery processing and service interruptions. Furthermore, third party devices that enable instant streaming of movies and TV episodes from Netflix may not meet consumer expectations. To the extent dissatisfaction with our service is widespread or not adequately addressed, our brand may be adversely impacted. If our efforts to promote and maintain our brand are not successful, our operating results and our ability to attract and retain subscribers may be adversely affected.

If we are unable to manage the mix of subscriber acquisition sources, our subscriber levels and marketing expenses may be adversely affected.

We utilize a broad mix of marketing programs to promote our service to potential new subscribers. We obtain new subscribers through our online marketing efforts, including paid search listings, banner ads, text links and permission-based e-mails, as well as our active affiliate program. We also engage our consumer electronics partners to generate new subscribers for our service. In addition, we have engaged in various offline marketing programs, including television and radio advertising, direct mail and print campaigns, consumer package and mailing insertions. We also acquire a number of subscribers who rejoin our service having previously cancelled their membership. We maintain an active public relations program to increase awareness of our service and drive subscriber acquisition. We opportunistically adjust our mix of marketing programs to acquire new subscribers at a reasonable cost with the intention of achieving overall financial goals. If we are unable to maintain or replace our sources of subscribers with similarly effective sources, or if the cost of our existing sources increases, our subscriber levels and marketing expenses may be adversely affected.

If we are unable to continue using our current marketing channels, our ability to attract new subscribers may be adversely affected.

We may not be able to continue to support the marketing of our service by current means if such activities are no longer available to us, become cost prohibitive or are adverse to our business. If companies that currently promote our service decide to enter our business or a similar business or decide to exclusively support our competitors, we may no longer be given access to such channels. In addition, if ad rates increase, we may curtail marketing expenses or otherwise experience an increase in our cost per subscriber. Laws and regulations impose restrictions on the use of certain channels, including commercial e-mail and direct mail. We may limit or discontinue use or support of e-mail and other activities if we become concerned that subscribers or potential subscribers deem such activities intrusive, which could affect our goodwill or brand. If the available marketing channels are curtailed, our ability to attract new subscribers may be adversely affected.

If we are not able to manage our growth, our business could be adversely affected.

We have expanded rapidly since we launched our Web site in April 1998. Many of our systems and operational practices were implemented when we were at a smaller scale of operations. Also, as we grow, we have implemented new systems and software to help run our operations. If we are not able to refine or revise our legacy systems or implement new systems and software as we grow, if they fail or, if in responding to any other issues related to growth, our management is materially distracted from our current operations, our business may be adversely affected.

We rely heavily on our proprietary technology to process deliveries and returns of our DVDs and to manage other aspects of our operations, including streaming of movies and TV episodes to our subscribers, and the failure of this technology to operate effectively could adversely affect our business.

We use complex proprietary and other technology to process deliveries and returns of our DVDs and to manage other aspects of our operations, including streaming of movies and TV episodes to our subscribers. This technology, including equipment and related software, is intended to allow our nationwide network of shipping centers to be operated on an integrated basis. We continually enhance or modify the technology used for our distribution operations. We cannot be sure that any enhancements or other modifications we make to our distribution operations will achieve the intended results or otherwise be of value to our subscribers. Future enhancements and modifications to our technology could consume considerable resources. If we are unable to maintain and enhance our technology to manage the processing of DVDs among our shipping centers in a timely and efficient manner, our ability to retain existing subscribers and to add new subscribers may be impaired. In addition, our subscribers may instantly watch movies and TV episodes but they must maintain their connection to our service for an uninterrupted viewing experience. If our software fails to satisfactorily display the available titles, our ability to retain existing subscribers and to add new subscribers may be impaired. Also, any harm to our subscribers’ personal computers or other devices caused by the proprietary software could have an adverse effect on our business, results of operations and financial condition.

If we experience delivery problems or if our subscribers or potential subscribers lose confidence in the U.S. mail system, we could lose subscribers, which could adversely affect our operating results.

We rely exclusively on the U.S. Postal Service to deliver DVDs from our shipping centers and to return DVDs to us from our subscribers. We are subject to risks associated with using the public mail system to meet our shipping needs, including delays or disruptions caused by inclement weather, natural disasters, labor activism, health epidemics or bioterrorism. Our DVDs are also subject to risks of breakage and theft during our processing of shipments as well as during delivery and handling by the U.S. Postal Service. The risk of breakage is also impacted by the materials and methods used to replicate our DVDs. If the entities replicating our DVDs use materials and methods more likely to break during delivery and handling or we fail to timely deliver DVDs to our subscribers, our subscribers could become dissatisfied and cancel our service, which could adversely affect our operating results. In addition, increased breakage and theft rates for our DVDs will increase our cost of acquiring titles.

Increases in the cost of delivering DVDs could adversely affect our gross profit.

Increases in postage delivery rates could adversely affect our gross profit if we elect not to raise our subscription fees to offset the increase. The U.S. Postal Service increased the rate for first class postage on May 12, 2008 to 42 cents and again in May 2009 to 44 cents. It is expected that the U.S. Postal Service will raise rates again in subsequent years in accordance with the powers given the U.S. Postal Service in connection with the 2007 postal reform legislation, however, in October 2009, the U.S. Postal Service announced that it would not raise rates in 2010. The U.S. Postal Service continues to focus on plans to reduce its costs and make its service more efficient. If the U.S. Postal Service were to change any policies relative to the requirements of first-class mail, including changes in size, weight or machinability qualifications of our DVD envelopes, such changes could result in increased shipping costs or higher breakage for our DVDs, and our gross margin could be adversely affected. For example, the Office of Inspector General at the U.S. Postal Service issued a report in November 2007 recommending that the U.S. Postal Service revise the machinability qualifications for first class mail related to DVDs or to charge DVD mailers who don’t comply with the new regulations a 17 cent surcharge on all mail deemed unmachinable. In addition, a game rental mailer filed a complaint with the Postal Regulatory

Commission alleging that the U.S. Postal Service unreasonably discriminated against the mailer in favor of Netflix and Blockbuster. To the extent this proceeding was to result in operational or regulatory changes impacting our mail processing, our gross margins and business operations could be adversely affected. We do not anticipate any material impact to our operational practices or postage delivery rates arising from the OIG report or the proceeding. Also, if the U.S. Postal Service curtails its services, such as by closing facilities or discontinuing or reducing Saturday delivery service, our ability to timely deliver DVDs could diminish, and our subscriber satisfaction could be adversely affected.

Studios have begun to release films in high definition format on Blu-ray. This new high definition format DVD has higher damage rates than we currently experience with standard definition DVDs. If we were to see a significant increase in the number of Blu-ray DVDs we ship or an increase in the percentage of Blu-ray DVDs our subscribers take and the damage rates remained higher than standard definition DVDs, our gross margins, profitability and cash flow could be adversely affected.

If we are unable to effectively utilize our recommendation and merchandising technology, our business may suffer.

Our proprietary recommendation and merchandising technology enables us to predict and recommend titles and effectively merchandise our library to our subscribers. We believe that in order for our recommendation and merchandising technology to function most effectively, it must access a large database of user ratings. We cannot assure that our recommendation and merchandising technology will continue to function effectively to predict and recommend titles that our subscribers will enjoy, or that we will continue to be successful in enticing subscribers to rate enough titles for our database to effectively predict and recommend new or existing titles.

We are continually refining our recommendation and merchandising technology in an effort to improve its predictive accuracy and usefulness to our subscribers. We may experience difficulties in implementing refinements. In addition, we cannot assure that we will be able to continue to make and implement meaningful refinements to our recommendations.

If our recommendation and merchandising technology does not enable us to predict and recommend titles that our subscribers will enjoy or if we are unable to implement meaningful improvements, our personal movie recommendations will be less useful, in which event:

•	our subscriber satisfaction may decrease, subscribers may perceive our service to be of lower value and our ability to attract and retain subscribers may be adversely affected;

•	our ability to effectively merchandise and utilize our library will be adversely affected; and

•	our subscribers may default to choosing titles from among new releases or other titles that cost us more to provide, and our margins may be adversely affected.

If we do not acquire sufficient DVD titles, our subscriber satisfaction and results of operations may be adversely affected.

If we do not acquire sufficient copies of DVDs, either by not correctly anticipating demand or by intentionally acquiring fewer copies than needed to fully satisfy demand, we may not appropriately satisfy subscriber demand, and our subscriber satisfaction and results of operations could be adversely affected. Conversely, if we attempt to mitigate this risk and acquire more copies than needed to satisfy our subscriber demand, our inventory utilization would become less effective and our gross margins would be adversely affected. Our ability to accurately predict subscriber demand as well as market factors such as exclusive distribution arrangements may impact our ability to acquire appropriate quantities of certain DVDs.

If we are unable to renew or renegotiate our revenue sharing agreements when they expire on terms favorable to us, or if the cost of obtaining titles on a wholesale basis increases, our gross margins may be adversely affected.

We obtain DVDs through a mix of revenue sharing agreements and direct purchases. The type of agreement depends on the economic terms we can negotiate as well as studio preferences. We have entered into numerous revenue sharing arrangements with studios and distributors which typically enabled us to increase our copy depth of DVDs on an economical basis because of a low initial payment with additional payments made only if our subscribers rent the DVD. During the course of our revenue sharing relationships, various contract administration issues can arise. To the extent that we are unable to resolve any of these issues in an amicable manner, our relationship with the studios and distributors or our access to content may be adversely impacted.

As the revenue sharing agreements expire, we must renegotiate new terms or shift to direct purchasing arrangements, under which we must pay the full wholesale price regardless of whether the DVD is rented. If we cannot renegotiate purchasing on favorable terms, the cost of obtaining content could increase and our gross margins may be adversely affected. In addition, the risk associated with accurately predicting title demand could increase if we are required to directly purchase more titles.

If the sales price of DVDs to retail consumers decreases, our ability to attract new subscribers may be adversely affected.

The cost of manufacturing DVDs is substantially less than the price for which new DVDs are generally sold in the retail market. Thus, we believe that studios and other resellers of DVDs have significant flexibility in pricing DVDs for retail sale. If the retail price of DVDs decreases significantly, consumers may choose to purchase DVDs instead of subscribing to our service.

Any significant disruption in service on our Web site or in our computer systems could result in a loss of subscribers.

Subscribers and potential subscribers access our service through our Web site, where the title selection process is integrated with our delivery processing systems and software. Our reputation and ability to attract, retain and serve our subscribers is dependent upon the reliable performance of our Web site, network infrastructure and fulfillment processes. Interruptions in these systems, or with the Internet in general, could make our Web site unavailable and hinder our ability to fulfill selections. For example, in August 2008, we suffered a service interruption that impacted our ability to ship and receive DVDs as well as stream movies to our subscribers. Much of our software is proprietary, and we rely on the expertise of our engineering and software development teams for the continued performance of our software and computer systems. Service interruptions, errors in our software or the unavailability of our Web site could diminish the overall attractiveness of our subscription service to existing and potential subscribers.

Our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions and delays in our service and operations as well as loss, misuse or theft of data. Our Web site periodically experiences directed attacks intended to cause a disruption in service. Any attempts by hackers to disrupt our Web site service or our internal systems, if successful, could harm our business, be expensive to remedy and damage our reputation. Our insurance does not cover expenses related to direct attacks on our Web site or internal systems. Efforts to prevent hackers from entering our computer systems are expensive to implement and may limit the functionality of our services. In certain instances, we have voluntarily provided affected subscribers with a credit during periods of extended outage. Any significant disruption to our Web site or internal computer systems could result in a loss of subscribers and adversely affect our business and results of operations.

Our communications hardware and the computer hardware used to operate our Web site and our streaming of content are hosted at the facilities of a third party provider. Hardware for our delivery systems is maintained in our shipping centers. Fires, floods, earthquakes, power losses, telecommunications failures, break-ins and similar events could damage these systems and hardware or cause them to fail completely. As we do not maintain entirely redundant systems, a disrupting event could result in prolonged downtime of our operations and could adversely affect our business. Problems faced by our third party Web hosting provider, with the telecommunications network providers with whom it contracts or with the systems by which it allocates capacity among its customers, including us, could adversely impact the experience of our subscribers.

In the event of an earthquake or other natural or man-made disaster, our operations could be adversely affected.

Our executive offices and data center are located in the San Francisco Bay Area. We have shipping centers located throughout the United States, including earthquake and hurricane sensitive areas. Our business and operations could be adversely affected in the event of these natural disasters as well as from electrical blackouts, fires, floods, power losses, telecommunications failures, break-ins or similar events. We may not be able to effectively shift our fulfillment and delivery operations to handle disruptions in service arising from these events. Because the San Francisco Bay Area is located in an earthquake-sensitive area, we are particularly susceptible to the risk of damage to, or total destruction of, our executive offices and data center. We are not insured against any losses or expenses that arise from a disruption to our business due to earthquakes and may not have adequate insurance to cover losses and expenses from other natural disasters.

Privacy concerns could limit our ability to leverage our subscriber data and our disclosure of or unauthorized access to subscriber data could adversely impact our business and reputation.

In the ordinary course of business and in particular in connection with providing our personal movie recommendations, we collect and utilize data supplied by our subscribers. We currently face certain legal obligations regarding the manner in which we treat such information. Other businesses have been criticized by privacy groups and governmental bodies for attempts to link personal identities and other information to data collected on the Internet regarding users’ browsing and other habits. Increased regulation of data utilization practices, including self regulation as well as increased enforcement of existing laws, could have an adverse effect on our business. In addition, if unauthorized access to our subscriber data were to occur or if we were to disclose data about our subscribers in a manner that was objectionable to them, our business reputation could be adversely affected and we could face potential legal claims that could impact our operating results.

Our reputation and relationships with subscribers would be harmed if our subscriber data, particularly billing data, were to be accessed by unauthorized persons.

We maintain personal data regarding our subscribers, including names and mailing addresses. With respect to billing data, such as credit card numbers, we rely on licensed encryption and authentication technology to secure such information. We take measures to protect against unauthorized intrusion into our subscribers’ data. If, despite these measures, we, or our payment processing service, experience any unauthorized intrusion into our subscribers’ data, current and potential subscribers may become unwilling to provide the information to us necessary for them to become subscribers, we could face legal claims, and our business could be adversely affected. Similarly, if a well-publicized breach of the consumer data security of any other major consumer Web site were to occur, there could be a general public loss of confidence in the use of the Internet for commerce transactions which could adversely affect our business.

In addition, because we obtain subscribers’ billing information on our Web site, we do not obtain signatures from subscribers in connection with the use of credit cards by them. Under current credit card practices, to the extent we do not obtain cardholders’ signatures, we are liable for fraudulent credit card transactions, even when the associated financial institution approves payment of the orders. From time to time, fraudulent credit cards are used on our Web site to obtain service and access our DVD inventory and streaming. Typically, these credit cards have not been registered as stolen and are therefore not rejected by our automatic authorization safeguards. While we do have a number of other safeguards in place, we nonetheless experience some loss from these fraudulent transactions. We do not currently carry insurance against the risk of fraudulent credit card transactions. A failure to adequately control fraudulent credit card transactions would harm our business and results of operations.

Increases in payment processing fees or changes to operating rules would increase our operating expenses and adversely affect our business and results of operations.

Our subscribers pay for our subscription services predominately using credit cards and debit cards. Our acceptance of these payment methods requires our payment of certain fees. From time to time, these fees may increase, either as a result of rate changes by the payment processing companies or as a result in a change in our business practices which increase the fees on a cost-per-transaction basis. Such increases may adversely affect our results of operations.

We are subject to rules, regulations and practices governing our accepted payment methods, which are predominately credit cards and debit cards. These rules, regulations and practices could change or be reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with these rules or requirements, we may be subject to fines and higher transaction fees and lose our ability to accept these payment methods, and our business and results of operations would be adversely affected.

If our trademarks and other proprietary rights are not adequately protected to prevent use or appropriation by our competitors, the value of our brand and other intangible assets may be diminished, and our business may be adversely affected.

We rely and expect to continue to rely on a combination of confidentiality and license agreements with our employees, consultants and third parties with whom we have relationships, as well as trademark, copyright, patent and trade secret protection laws, to protect our proprietary rights. We may also seek to enforce our proprietary rights through court proceedings. We have filed and from time to time we expect to file for trademark and patent applications. Nevertheless, these applications may not be approved, third parties may challenge any patents issued to or held by us, third parties may knowingly or unknowingly infringe our patents, trademarks and other proprietary rights, and we may not be able to prevent infringement without substantial expense to us. If the protection of our proprietary rights is inadequate to prevent use or appropriation by third parties, the value of our brand and other intangible assets may be diminished, competitors may be able to more effectively mimic our service and methods of operations, the perception of our business and service to subscribers and potential subscribers may become confused in the marketplace, and our ability to attract subscribers may be adversely affected.

Intellectual property claims against us could be costly and result in the loss of significant rights related to, among other things, our Web site, our recommendation and merchandising technology, title selection processes and marketing activities.

Trademark, copyright, patent and other intellectual property rights are important to us and other companies. Our intellectual property rights extend to our technology, business processes and the content on our Web site. We use the intellectual property of third parties in merchandising our products and marketing our service through contractual and other rights. From time to time, third parties allege that we have violated their intellectual property rights. If we are unable to obtain sufficient rights, successfully defend our use, or develop non-infringing technology or otherwise alter our business practices on a timely basis in response to claims against us for infringement, misappropriation, misuse or other violation of third party intellectual property rights, our business and competitive position may be adversely affected. Many companies are devoting significant resources to developing patents that could potentially affect many aspects of our business. There are numerous patents that broadly claim means and methods of conducting business on the Internet. We have not exhaustively searched patents relative to our technology. Defending ourselves against intellectual property claims, whether they are with or without merit or are determined in our favor, results in costly litigation and diversion of technical and management personnel. It also may result in our inability to use our current Web site or our recommendation and merchandising technology or inability to market our service or merchandise our products. As a result of a dispute, we may have to develop non-infringing technology, enter into royalty or licensing agreements, adjust our merchandising or marketing activities or take other actions to resolve the claims. These actions, if required, may be costly or unavailable on terms acceptable to us.

If we are unable to protect our domain names, our reputation and brand could be adversely affected.

We currently hold various domain names relating to our brand, including Netflix.com. Failure to protect our domain names could adversely affect our reputation and brand and make it more difficult for users to find our Web site and our service. The acquisition and maintenance of domain names generally are regulated by governmental agencies and their designees. The regulation of domain names in the United States may change in the near future. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to acquire or maintain relevant domain names. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We may be unable, without significant cost or at all, to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.

If we become subject to liability for content that we produce, publish or distribute through our service, our results of operations would be adversely affected.

As a producer, publisher and distributor of content, we face potential liability for negligence, copyright, patent or trademark infringement or other claims based on the nature and content of materials that we produce, publish or distribute. We also may face potential liability for content uploaded from our users in connection with our community-related content or movie reviews. If we become liable, then our business may suffer. Litigation to defend these claims could be costly and the expenses and damages arising from any liability could harm our results of operations. We cannot assure that we are adequately insured or indemnified to cover claims of these types or liability that may be imposed on us.

If government regulations relating to the Internet or other areas of our business change or if consumer attitudes toward use of the Internet change, we may need to alter the manner in which we conduct our business, or incur greater operating expenses.

The adoption or modification of laws or regulations relating to the Internet or other areas of our business could limit or otherwise adversely affect the manner in which we currently conduct our business. In addition, the growth and development of the market for online commerce may lead to more stringent consumer protection laws, which may impose additional burdens on us. If we are required to comply with new regulations or legislation or new interpretations of existing regulations or legislation, this compliance could cause us to incur additional expenses or alter our business model. The manner in which Internet and other legislation may be interpreted and enforced cannot be precisely determined and may subject either us or our customers to potential liability, which in turn could have an adverse effect on our business, results of operations and financial condition. The adoption of any laws or regulations that adversely affect the popularity or growth in use of the Internet, including laws limiting Internet neutrality, could decrease the demand for our subscription service and increase our cost of doing business.

We are engaged in legal proceedings that could cause us to incur unforeseen expenses and could occupy a significant amount of our management’s time and attention.

From time to time, we are subject to litigation or claims that could negatively affect our business operations and financial position. As we have grown, we have seen a rise in the number of litigation matters against us. Most of these matters relate to patent infringement lawsuits, which are typically expensive to defend. Litigation disputes could cause us to incur unforeseen expenses, could occupy a significant amount of our management’s time and attention and could negatively affect our business operations and financial position.

Changes in securities laws and regulations have increased and may continue to increase our costs.

Changes in the laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002 and recently enacted rules promulgated by the Securities and Exchange Commission, have increased and may continue to increase our expenses as we devote resources to their requirements.

We may seek additional capital that may result in stockholder dilution or that may have rights senior to those of our common stockholders.

From time to time, we may seek to obtain additional capital, either through equity, equity-linked or debt securities. The decision to obtain additional capital will depend, among other things, on our development efforts, business plans, operating performance and condition of the capital markets. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our common stock, and our stockholders may experience dilution.

Our officers and directors and their affiliates will exercise significant control over Netflix.

As of December 31, 2008, our executive officers and directors, their immediate family members and affiliated venture capital funds beneficially owned, in the aggregate, approximately 29% of our outstanding common stock and stock options that are exercisable within 60 days. In particular, Jay Hoag, one of our directors, beneficially owned approximately 20% and Reed Hastings, our Chief Executive Officer, President and Chairman of the Board, beneficially owned approximately 6%. These stockholders may have individual interests that are different from other stockholders and will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which could delay or prevent someone from acquiring or merging with us.

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

This prospectus and the documents that we incorporate by reference contain statements relating to our future results (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are identified by the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “strategy,” “plan,” “may,” “will,” “would” and similar expressions and include, but are not limited to, statements regarding: our core strategy; our competitive advantage; increasing content choices for streaming; the expansion of electronic equipment that will enable streamed content; the continued popularity of the DVD format; the proliferation of Internet-connected devices and the economic models for entertainment video delivery; expectations with respect to the growth of Internet delivery of content; gross margin; liquidity; developments in DVD formats; our strategy for delivering streaming content; our consumer electronics partnerships; growth in the average number of paying subscribers and revenue per average paying subscriber; impacts relating to our pricing strategy; our content library investments; the breadth of content choices available to us; and the size of our stock repurchase program for 2009. These forward-looking statements are subject to risks and uncertainties that could cause actual results and events to differ. See “Risk Factors” for additional information regarding business risks and uncertainties.

Undue reliance should not be placed on forward-looking statements, which speak only as of the date of this prospectus.

All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this prospectus and any other cautionary statements that may accompany such forward-looking statements. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, unless the securities laws require us to do so.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement that we entered into in connection with the private placement of the original notes. We will not receive any cash proceeds from the issuance of the exchange notes. The original notes that are surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. As a result, the issuance of the exchange notes will not result in any increase or decrease in our indebtedness.

The net proceeds from the offering and sale of the original notes in the initial private placement was approximately $194.0 million in the aggregate after deducting the discounts and estimated expenses of this offering. We used the net proceeds from the sale of the original notes to repay all outstanding amounts under, and terminate, our credit agreement, dated as of September 16, 2009, and intend to use the remaining net proceeds for possible future stock repurchases and general corporate purposes, including capital expenditures, working capital and potential acquisitions and strategic transactions.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following selected historical consolidated financial and other data as of, and for the years ended, December 31, 2008, 2007, 2006, 2005 and 2004 have been derived from our audited consolidated financial statements. The selected historical consolidated financial and other data for the years ended December 31, 2008, 2007 and 2006 and as of December 31, 2008 and 2007 has been derived from our audited financial statements incorporated by reference in this prospectus. The historical financial and other data for the years ended December 31, 2005 and 2004 and as of December 31, 2006, 2005 and 2004 have been derived from our audited financial statements that are not incorporated by reference in this prospectus, as adjusted for certain immaterial errors which are discussed in footnote 1 to our consolidated financial statements for the year ended December 31, 2008. The selected historical consolidated information as of September 30, 2008 is derived from our unaudited financial statements, which are not incorporated by reference in this prospectus. The selected historical consolidated financial information for the nine months ended September 30, 2009 and 2008 and as of September 30, 2009 are derived from our unaudited consolidated financial statements incorporated by reference in this prospectus. The information set forth below is not necessarily indicative or predictive of results of future operations and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, which are incorporated by reference into this prospectus.

	Year ended December 31,					Nine months ended September 30,
	2008	2007(1)	2006	2005(2)	2004	2009	2008
						(unaudited)
	(in thousands, except per share data)
Revenues	$1,364,661	$1,205,340	$996,660	$682,213	$500,611	$1,225,727	$1,005,066
Total cost of revenues	910,234	786,168	626,985	465,775	331,712	803,785	677,388
Operating income	121,506	91,773	65,218	2,622	19,142	138,590	83,585
Net income	83,026	66,608	48,839	41,889	21,383	84,947	60,294
Net income per share:
Basic	$1.36	$0.99	$0.78	$0.78	$0.41	$1.48	$0.98
Diluted	$1.32	$0.97	$0.71	$0.64	$0.33	$1.43	$0.95
Weighted-average shares outstanding:
Basic	60,961	67,076	62,577	53,528	51,988	57,576	61,651
Diluted	62,836	68,902	69,075	65,518	64,713	59,427	63,658

(1)	Operating expenses for the year includes a one-time payment received in the amount of $7.0 million as a result of resolving a patent litigation with Blockbuster, Inc.
(2)	Net income for the year includes a benefit of realized deferred tax assets of $34.9 million or approximately $0.53 per diluted share, related to the recognition of the Company’s deferred tax assets. In addition, general and administrative expenses includes an accrual of $8.1 million (net of expected insurance proceeds for reimbursement of legal defense costs of $0.9 million) related to the settlement costs of the Chavez vs. Netflix, Inc. lawsuit.

	As of December 31,					As of September 30,
	2008	2007	2006	2005	2004	2009	2008
						(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$139,881	$177,439	$400,430	$212,256	$174,461	$55,717	$111,524
Short-term investments(3)	157,390	207,703	—	—	—	99,745	139,304
Working capital	145,430	223,518	234,582	105,776	92,436	31,440	131,033
Total assets	617,946	678,998	633,013	385,114	255,057	492,131	578,462
Lease financing obligations, excluding current portion	37,988	35,652	23,798	19,876	3,264	36,940	38,287
Other liabilities	16,786	4,629	1,761	1,421	812	19,467	11,990
Stockholders’ equity	347,155	429,812	413,618	225,902	156,071	232,202	324,833

	As of December 31,					As of September 30,
	2008	2007	2006	2005	2004	2009	2008
						(unaudited)
	(in thousands except percentages and subscriber acquisition cost)
Other Data:
Total subscribers at end of period	9,390	7,479	6,316	4,179	2,610	11,109	8,672
Gross subscriber additions during	6,859	5,340	5,250	3,729	2,716	6,529	4,774
Subscriber acquisition cost	$29.12	$40.86	$42.94	$38.78	$37.02	$25.58	$30.18
Churn(4)	4.2%	4.3%	4.1%	4.5%	5.1%	4.4%	4.1%

(3)	Short-term investments are comprised of corporate debt securities, government and agency securities and asset and mortgage-backed securities.
(4)	Churn is the average of Churn for the three or four quarters (as applicable) of the respective period.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

On November 6, 2009, we sold $200.0 million in aggregate principal amount of the original notes in a private placement. The original notes were sold to the initial purchasers who in turn resold the notes to a limited number of “qualified institutional buyers,” as defined in Rule 144A promulgated under the Securities Act, and to non-U.S. persons in transactions outside the United States in reliance on Regulation S of the Securities Act. In connection with the sale of the original notes, we and J.P. Morgan Securities Inc., as representative of the initial purchasers, entered into a registration rights agreement. Under the registration rights agreement, we agreed to use our reasonable efforts to file a registration statement regarding the exchange of the original notes for the exchange notes which are registered under the Securities Act. We have also agreed to use our reasonable efforts to cause the registration statement to become effective with the Commission and to conduct this exchange offer. For a more detailed explanation of our obligations under the registration rights agreement, see the section entitled “Exchange Offer; Registration Rights.”

We are making the exchange offer to comply with our obligations under the registration rights agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

In order to participate in the exchange offer, you must represent to us, among other things, that:

•	you are acquiring the exchange notes in the exchange offer in the ordinary course of your business;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes;

•	you do not have any arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	you are not a broker-dealer tendering original notes acquired directly from us for your own account; and

•	you are not one of our “affiliates,” as defined in Rule 405 of the Securities Act.

Resale of the Exchange Notes

Based on a previous interpretation by the Staff of the Commission set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corporation (available May 13, 1988) and Morgan Stanley & Co. Incorporated (available June 5, 1991), we believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the representations set forth in “—Purpose and Effect of the Exchange Offer” apply to you.

If:

•	you are one of our “affiliates,” as defined in Rule 405 of the Securities Act;

•	you are a broker-dealer who acquired original notes in the initial private placement and not as a result of market-making activities or other trading activities; or

•	you acquire exchange notes in the exchange offer for the purpose of distributing or participating in the distribution of the exchange notes,

you cannot participate in the exchange offer or rely on the position of the Staff of the Commission contained in the no-action letters mentioned above and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes, which the broker-dealer acquired as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed for a period of not more than 180 days after consummation of the registered exchange offer to make available a prospectus meeting the requirements of the Securities Act to any participating broker-dealers for use in connection with any resale of any such exchange notes so acquired. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resales of exchange notes received in exchange for original notes which the broker-dealer acquired as a result of market-making or other trading activities. Any holder that is a broker-dealer participating in the exchange offer must notify the exchange agent at the telephone number set forth in the enclosed letter of transmittal and must comply with the procedures for broker-dealers participating in the exchange offer. We have not entered into any arrangement or understanding with any person to distribute the exchange notes to be received in the exchange offer. The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of original notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of the particular jurisdiction.

Terms of the Exchange Offer

This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept original notes for exchange which are properly tendered on or before the expiration date and are not withdrawn as permitted below. The expiration date for this exchange offer is 5:00 p.m., New York City time, on January 29, 2010, or such later date and time to which we, in our sole discretion, extend the exchange offer, subject to applicable law.

As of the date of this prospectus, $200.0 million in aggregate principal amount of the original notes are outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders of the original notes on this date. There will be no fixed record date for determining registered holders of the original notes entitled to participate in the exchange offer. However, holders of the original notes must cause their original notes to be tendered by book-entry transfer or tender their certificates for the original notes before 5:00 p.m., New York City time, on the expiration date of the exchange offer in order to participate in the exchange offer.

The form and terms of the exchange notes being issued in the exchange offer are the same as the form and terms of the original notes except that:

•	the exchange notes being issued in the exchange offer will have been registered under the Securities Act;

•	the exchange notes being issued in the exchange offer will not bear the restrictive legends restricting their transfer under the Securities Act; and

•	the exchange notes being issued in the exchange offer will not contain the registration rights and special interest provisions contained in the original notes.

The exchange notes will evidence the same debt as the original notes and will be issued under the same indenture, so the exchange notes and the original notes will be treated as a single class of debt securities under the indenture. The original notes and the exchange notes will, however, have separate CUSIP numbers.

Outstanding notes being tendered in the exchange offer must be in denominations of $2,000 and in integral multiples of $1,000 in excess of $2,000. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes surrendered pursuant to the exchange offer.

The exchange offer is not conditioned upon any minimum aggregate principal amount of the original notes being tendered for exchange.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and applicable federal securities laws. Original notes that are not tendered for exchange under the exchange offer will remain outstanding and will be entitled to the rights under the indenture. Any original notes not tendered for exchange will not retain any rights under the registration rights agreement and will remain subject to transfer restrictions. See “—Consequences of Failure to Exchange Outstanding Securities.” You do not have any approval or dissenters’ rights under the indenture in connection with the exchange offer.

We will be deemed to have accepted validly tendered original notes when, as and if we will have given oral or written notice of our acceptance of the validly tendered original notes to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us. If any tendered original notes are not accepted for exchange because of an invalid tender or the occurrence of other events set forth in this prospectus or otherwise, certificates for any unaccepted original notes will be returned, or, in the case of original notes tendered by book-entry transfer, those unaccepted original notes will be credited to an account maintained with DTC, without expense to the tendering holder of those original notes, as promptly as practicable after the expiration date of the exchange offer. See “—Procedures for Tendering.”

Those who tender original notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instruction in the letter of transmittal, transfer taxes with respect to the exchange under the exchange offer. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions, Amendments

The expiration date is 5:00 p.m., New York City time on January 29, 2010, or such later date and time to which we, in our sole discretion, extend the exchange offer, subject to applicable law. In case of an extension of the expiration date of the exchange offer, we will issue a press release or other public announcement no later than 9:00 a.m. Eastern time, on the next business day after the previously scheduled expiration date. Such notification may state that we are extending this exchange offer for a specified period of time.

Conditions to the Completion of the Exchange Offer

We may not accept original notes for exchange and may terminate or not complete the exchange offer if:

•	any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the exchange offer or otherwise relating in any manner to the exchange offer is instituted or threatened;

•

any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the exchange offer, any of which would or might restrain, prohibit or delay completion of the exchange offer;

•	any of the following occurs and the adverse effect of such occurrence shall, in our reasonable judgment, be continuing:

–	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

–

any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least 10% in either the Dow Jones Industrial Average, the NASDAQ Index or the Standard & Poor’s 500 Index from the date of commencement of the exchange offer;

–	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

–

any limitation, whether or not mandatory, by any governmental entity on, or any other event that would reasonably be expected to adversely affect the extension of credit by banks or other lending institutions;

–

a commencement of a war or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially or adversely, or to delay materially, the completion of the exchange offer; or

–	if any of the situations described above existed at the time of commencement of the exchange offer and that situation deteriorates materially after commencement of the exchange offer.

•

any tender or exchange offer, other than this exchange offer by us, with respect to some or all of our outstanding common stock or any merger, acquisition or other business combination proposal involving us shall have been proposed, announced or made by any person or entity;

•	any event or events occur that have resulted or may result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•	as the term “group” is used in Section 13(d)(3) of the Exchange Act:

–

any person, entity or group acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the Commission prior to the date of commencement of the exchange offer; or

–	any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 2% of our outstanding shares; or

–

any new group shall have formed that beneficially owns more than 5% of our outstanding shares of common stock that in our reasonable judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the exchange offer or with such acceptance for exchange of existing notes;

•

any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939;

•

any governmental approval or approval by holders of the original notes has not been obtained if we, in our reasonable judgment, deem this approval necessary for the consummation of the exchange offer; or

•

there occurs a change in the current interpretation by the Staff of the Commission which permits the exchange notes to be issued in the exchange offer to be offered for resale, resold and otherwise transferred by the holders of the exchange notes, other than broker-dealers and any holder which is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes acquired in the exchange offer are acquired in the ordinary course of that holder’s business and that holder has no arrangement or understanding with any person to participate in the distribution of the exchange notes to be issued in the exchange offer.

If any of the above events occur, we may:

•	terminate the exchange offer and promptly return all tendered original notes to tendering holders;

•	complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered original notes until the extended exchange offer expires;

•	amend the terms of the exchange offer; or

•

waive any unsatisfied condition (other than those dependent upon receipt of necessary governmental approvals) and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

We may assert these conditions with respect to the exchange offer regardless of the circumstances giving rise to them. All conditions to the exchange offer, other than those dependent upon receipt of necessary government approvals, must be satisfied or waived by us before the expiration of the exchange offer. We may waive any condition (other than those dependent upon receipt of necessary governmental approvals) in whole or in part at any time prior to the expiration of the exchange offer in our discretion. Our failure to exercise our rights under any of the above circumstances does not represent a waiver of these rights. Each right is an ongoing right that may be asserted at any time prior to the expiration of the exchange offer. Any determination by us concerning the conditions described above will be final and binding upon all parties.

If a waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will file with the Commission and, if required, distribute to the registered holders of the original notes, and we will extend the exchange offer for a period of five to ten business days, as required by applicable law, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

Procedures for Tendering

To effectively tender original notes by book-entry transfer to the account maintained by the exchange agent at DTC, holders of original notes must request a DTC participant to, on their behalf, in lieu of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance through DTC’s Automated Tender Offer Program (“ATOP”). DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An “agent’s message” is a message transmitted by DTC to, and received by, the exchange agent and forming a part of the book-entry confirmation, as defined below, which states that DTC has received an express acknowledgment from the DTC participant tendering original notes on behalf of the holder of such original notes that such DTC participant has received and agrees to be bound by the terms and conditions of the exchange offer as set forth in this prospectus and the related letter of transmittal and that we may enforce such agreement against such participant. Timely confirmation of a book-entry transfer of the original notes into the exchange agent’s account at DTC (a “book-entry confirmation”) pursuant to the book-entry transfer procedures described below, as well as an agent’s message pursuant to DTC’s ATOP system must be delivered to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

To effectively tender any original notes held in physical form, a holder of the original notes must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal or a facsimile thereof, together with the certificates representing such original notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

Holders of original notes whose certificates for original notes are not lost but are not immediately available or who cannot deliver their certificates and all other documents required by the letter of transmittal to the exchange agent on or prior to 5:00 p.m., New York City time, on the expiration date, or who cannot complete the procedures for book-entry transfer on or prior to 5:00 p.m., New York City time, on the expiration date, may tender their original notes according to the guaranteed delivery procedures set forth in “—Guaranteed Delivery Procedures” below.

The method of delivery of the letter of transmittal, any required signature guarantees, the original notes and all other required documents, including delivery of original notes through DTC, and transmission of an agent’s message through DTC’s ATOP system, is at the election and risk of the tendering holders, and the delivery will be deemed made only when actually received or confirmed by the exchange agent. If original notes are sent by mail, it is suggested that the mailing be registered mail, properly insured, with return receipt requested, made sufficiently in advance of the expiration date, as desired, to permit delivery to the exchange agent prior to 5:00 p.m. on the expiration date. Holders tendering original notes through DTC’s ATOP system must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such respective date.

No original notes, agent’s messages, letters of transmittal or other required documents should be sent to us. Delivery of all original notes, agent’s messages, letters of transmittal and other documents must be made to the exchange agent. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

The tender by a holder of original notes, including pursuant to the delivery of an agent’s message through DTC’s ATOP system, will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

Holders of original notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee who wish to tender must contact such registered holder promptly and instruct such registered holder how to act on such non-registered holder’s behalf.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act (each an “eligible institution”) unless the original notes tendered pursuant to the letter of transmittal or a notice of withdrawal are tendered:

•

by a registered holder of original notes (which term, for purposes of the exchange offer, includes any participant in the DTC system whose name appears on a security position listing as the holder of such original notes) who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an eligible institution.

If a letter of transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with such letter of transmittal.

If the letter of transmittal is signed by a person other than the registered holder, the original notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder’s name appears on the original notes.

All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered original notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all original notes not validly tendered or any original notes which, if accepted, would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine. Although we intend to notify you of defects or irregularities with respect to tenders of original notes, none of us, the exchange agent, or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of original notes, nor shall any of them incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until such irregularities have been cured or waived. Any original notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date of the exchange offer.

Although we have no present plan to acquire any original notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any original notes that are not tendered in the exchange offer, we reserve the right, in our sole discretion, to purchase or make offers for any original notes after the expiration date of the exchange offer, from time to time, through open market or privately negotiated transactions, one or more additional exchange or tender offers, or otherwise, as permitted by law, the indenture and our other debt agreements. Following consummation of this exchange offer, the terms of any such purchases or offers could differ materially from the terms of this exchange offer.

By tendering, each holder will represent to us that, among other things:

•	it is not an affiliate of ours;

•	the person acquiring the exchange notes in the exchange offer is obtaining them in the ordinary course of its business, whether or not such person is the holder, and

•

neither the holder nor such person is engaged in or intends to engage in or has any arrangement or understanding with any person to participate in the distribution of the exchange notes issued in the exchange offer.

If any holder or any such other person is an “affiliate,” as defined under Rule 405 of the Securities Act, of us, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of exchange notes to be acquired in the exchange offer, that holder or any such other person:

•	may not participate in the exchange offer;

•	may not rely on the applicable interpretations of the Staff of the Commission; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer who acquired its original notes as a result of market-making activities or other trading activities, and thereafter receives exchange notes issued for its own account in the exchange offer, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes issued in the exchange offer. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes Issued in the Exchange Offer

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all original notes properly tendered and will issue exchange notes registered under the Securities Act. For purposes of the exchange offer, we will be deemed to have accepted properly tendered original notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See “—Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied before we accept any original notes for exchange.

For each original note accepted for exchange, the holder will receive an exchange note registered under the Securities Act having a principal amount equal to that of the surrendered original note. The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes, or if no interest has been paid on the original notes, from November 6, 2009. As a result, registered holders of exchange notes issued in the exchange offer on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid on the original notes, from November 6, 2009. Original notes that we accept for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of original notes accepted for exchange will not receive any payment of accrued interest on such original notes on any interest payment date if the relevant record date occurs on or after the closing date of the exchange offer. Under the registration rights agreement, we may be required to make additional payments in the form of additional interest to the holders of the original notes under certain circumstances relating to the timing of the exchange offer.

In all cases, we will issue exchange notes in the exchange offer for original notes that are accepted for exchange only after the exchange agent timely receives:

•	certificates for such original notes or a book-entry confirmation of such original notes into the exchange agent’s account at DTC or certificates for such original notes;

•	an agent’s message or a properly completed and duly executed letter of transmittal; and/or

•	any other required documents.

If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered original notes, or if a holder submits original notes for a greater principal amount than the holder desires to exchange or a holder withdraws original notes, we will return such unaccepted, non-exchanged or withdrawn original note without cost to the tendering holder. In the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC, such non-exchanged original notes will be credited to an account maintained with DTC. We will return the original notes or have them credited to the DTC account as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

The exchange agent will establish an account with respect to the original notes at DTC for purposes of this exchange offer. Any financial institution that is a participant in DTC’s ATOP systems may use DTC’s ATOP procedures to tender original notes. Such participant may make a book-entry delivery of original notes by causing DTC to transfer such original notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. However, although delivery of original notes may be effected through a book- entry transfer at DTC, the letter of transmittal, or facsimile thereof, with any required signature guarantees, or an agent’s message pursuant to the ATOP procedures and any other required documents must, in any case, be transmitted to and received by the exchange agent at the address set forth in this prospectus at or prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer, or the guaranteed delivery procedures described below must be complied with. Delivery of documents to DTC will not constitute valid delivery to the exchange agent.

Guaranteed Delivery Procedures

If your certificates for original notes are not lost but are not immediately available or you cannot deliver your certificates and any other required documents to the exchange agent at or prior to 5:00 p.m., New York City time, on the expiration date, or you cannot complete the procedures for book-entry transfer at or prior to 5:00 p.m., New York City time, on the expiration date, you may nevertheless effect a tender of your original notes if:

•	the tender is made through an eligible institution;

•

prior to the expiration date of the exchange offer, the exchange agent receives by facsimile transmission, mail or hand delivery from such eligible institution a validly completed and duly executed notice of guaranteed delivery, substantially in the form provided with this prospectus, or an agent’s message with respect to guaranteed delivery which:

-	sets forth your name and address and the amount of your original notes tendered;

-	states that the tender is being made thereby; and

-

guarantees that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•

the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal of Tenders

Tenders of original notes may be properly withdrawn at any time prior 5:00 p.m., New York City time, on the expiration date of the exchange offer.

For a withdrawal of a tender to be effective, a written notice of withdrawal delivered by hand, overnight by courier or by mail, or a manually signed facsimile transmission, or a properly transmitted “Request Message” through DTC’s ATOP system, must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any such notice of withdrawal must:

•	specify the name of the person that tendered the original notes to be properly withdrawn;

•	identify the original notes to be properly withdrawn, including certificate number or numbers and the principal amount of such original notes;

•

in the case of original notes tendered by book-entry transfer, specify the number of the account at DTC from which the original notes were tendered and specify the name and number of the account at DTC to be credited with the properly withdrawn original notes and otherwise comply with the procedures of such facility;

•	contain a statement that such holder is withdrawing its election to have such original notes exchanged for exchange notes;

•

other than a notice transmitted through DTC’s ATOP system, be signed by the holder in the same manner as the original signature on the letter of transmittal by which such original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the original notes register the transfer of such original notes in the name of the person withdrawing the tender; and

•	specify the name in which such original notes are registered, if different from the person who tendered such original notes.

All questions as to the validity, form, eligibility and time of receipt of such notice will be determined by us, and our determination shall be final and binding on all parties. Any original notes so properly withdrawn will be deemed not to have been validly tendered for exchange for purposes of this exchange offer. No exchange notes will be issued with respect to any withdrawn original notes unless the original notes so withdrawn are later tendered in a valid fashion. Any original notes that have been tendered for exchange but are not exchanged for any reason will be returned to the tendering holder thereof without cost to such holder, or, in the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described above, such original notes will be credited to an account maintained with DTC for the original notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following the procedures described above at any time at or prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Exchange Agent

Wells Fargo Bank, National Association has been appointed as exchange agent for this exchange offer. Letters of transmittal, agent’s message or Request Messages through DTC’s ATOP system, notices of guaranteed delivery and all correspondence in connection with this exchange offer should be sent or delivered by each holder of original notes or a beneficial owner’s broker, dealer, commercial bank, trust company or other nominee to the exchange agent at the following address:

Wells Fargo Bank, National Association

608 2nd Avenue S.

MAC #: N9303-121

Minneapolis, MN 55402

Attention: Bondholder Communications

Facsimile: (612) 667-6282

We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. Delivery or facsimile to a party other than the exchange agent will not constitute valid delivery.

Fees and Expenses

The expenses of soliciting tenders pursuant to this exchange offer will be paid by us.

Except as described above, we will not make any payments to brokers, dealers or other persons soliciting acceptances of this exchange offer. We will, however, pay the reasonable and customary fees and out-of-pocket expenses of the exchange agent, the trustee, and legal, accounting, and related fees and expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses incurred in forwarding copies of this prospectus and related documents to the beneficial owners of the original notes, and in handling or forwarding tenders for exchange.

We will also pay all transfer taxes, if any, applicable to the exchange of original notes pursuant to this exchange offer. If, however, original notes are to be issued for principal amounts not tendered or accepted for exchange in the name of any person other than the registered holder of the original notes tendered or if tendered original notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of original notes pursuant to this exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the consent and letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

The estimated cash expenses to be incurred in connection with the exchange offer are estimated in the aggregate to be approximately $0.2 million. These expenses include registration fees, fees and expenses of the exchange agent, accounting and legal fees, and printing costs, among other expenses.

Accounting Treatment

We will record the exchange notes at the same carrying value as the original notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as the terms of the exchange notes are substantially identical to the terms of the original notes. The expenses of the exchange offer will be amortized over the term of the exchange notes.

Consequences of Failure to Exchange Outstanding Securities

Holders who desire to tender their original notes in exchange for exchange notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor us is under any duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange.

Original notes that are not tendered or are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the original notes and the existing restrictions on transfer set forth in the legend on the original notes set forth in the indenture for the notes. Except in limited circumstances with respect to specific types of holders of original notes, we will have no further obligation to provide for the registration under the Securities Act of such original notes. In general, original notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

We do not currently anticipate that we will take any action to register the original notes under the Securities Act or under any state securities laws other than pursuant to this registration statement. Upon completion of the exchange offer, holders of the original notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

Holders of the exchange notes issued in the exchange offer and any original notes which remain outstanding after completion of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

DESCRIPTION OF NOTES

General

We issued the Notes under an indenture, dated as of November 6, 2009 (the “indenture”), among Netflix, Inc. (the “Issuer”), the Guarantors, if any, from time to time party thereto and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety and is qualified in its entirety by reference to the indenture, including the definitions therein of certain terms used below. We urge you to read the indenture, the registration rights agreement and the notes (as used in this Description of Notes section only, the “Notes”) because they, and not this description, will define your rights as a holder of the Notes. Copies of the indenture, the registration rights agreement and the Notes are available to you upon request to the Issuer at the address indicated under “Where You Can Find More Information.”

You can find the definitions of some of the capitalized terms used in this section under the subheading “—Certain Definitions.” In this section of the prospectus:

•	the terms the “Issuer,” “we,” “us,” “our” or similar terms refer only to Netflix, Inc. and not to any of our subsidiaries; and

•	references to “Guarantors” shall mean our direct and indirect Domestic Restricted Subsidiaries that guarantee the Notes.

The terms of the Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Notes are subject to all such terms, and holders of Notes should refer to the indenture and the Trust Indenture Act for a statement thereof.

Brief Description of the Notes and the Guarantees

The Notes

The Notes:

•	are general unsecured obligations of the Issuer;

•	rank equally in right of payment with all of the Issuer’s existing and future senior debt;

•	rank senior in right of payment to all of the Issuer’s future Subordinated Indebtedness, if any;

•

rank effectively junior to (i) all debt and other liabilities (including trade payables) of the Issuer’s Subsidiaries (if any) that are not Guarantors and (ii) all secured obligations of the Issuer to the extent of the value of the collateral securing such obligations; and

•	will be fully and unconditionally guaranteed by the Guarantors.

Although the Notes are titled “senior,” we have not issued, and do not currently have any plans to issue, any indebtedness which would be subordinated to the Notes.

The Notes were issued in fully registered form only, without coupons, in denominations of $2,000 and integral multiples of $1,000.

The Guarantees

As of the date hereof, we have only one subsidiary with total assets less than $2.0 million, which subsidiary is not presently a Guarantor. In the future, certain of our Restricted Subsidiaries may become Guarantors pursuant to “—Certain Covenants—Additional Subsidiary Guarantees.”

The Guarantees will:

•	be general unsecured obligations of each Guarantor;

•	rank equally in right of payment with all existing and future senior debt of such Guarantor;

•	rank senior in right of payment to all future Subordinated Indebtedness of such Guarantor, if any; and

•	rank effectively junior to secured obligations of such Guarantor to the extent of the value of the collateral securing such obligations.

Under certain circumstances, we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to the restrictive covenants in the indenture. Unrestricted Subsidiaries will not guarantee the Notes. Restricted Subsidiaries that are not Domestic Subsidiaries will not be required to guarantee the Notes.

Principal, Maturity and Interest

The aggregate principal amount of the Notes is $200.0 million. Following the Issue Date, additional notes may be issued under the indenture from time to time in an unlimited amount (“Additional Notes”), subject to compliance with the restrictions set forth under “—Certain Covenants—Limitation on Incurrence of Indebtedness.” Any Additional Notes will be part of the same series as the Notes and will vote on all matters as a single series with the Notes. The Additional Notes may be issued only if the Additional Notes are fungible with the Notes for U.S. federal income tax purposes. All references to the Notes include Additional Notes. The Notes will mature on November 15, 2017.

Interest on the Notes will accrue at the rate per annum equal to 8.50%, and will be payable semiannually in arrears in cash on each May 15 and November 15, commencing May 15, 2010, to holders of record on the immediately preceding May 1 and November 1, respectively. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Interest on the Notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

The Notes will be payable both as to principal and interest at our office or agency maintained for such purpose or, at our option, payment of interest may be made by check mailed to the holders of the Notes at their respective addresses set forth in the register of holders of Notes. Until otherwise designated by us, our office or agency maintained for such purpose will be the office of the Trustee.

Guarantees

Each Guarantor will, jointly and severally with each other Guarantor, guarantee the Issuer’s obligations under the indenture and the Notes. The obligations of each Guarantor under its Guarantee will be limited to the extent necessary to prevent such Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See “Risk Factors—Risks Related to the Notes—A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.” Each Guarantor that makes a payment or distribution under a Guarantee will be entitled to a pro rata contribution from each other Guarantor based on the respective net assets of the Guarantors determined in accordance with GAAP.

Each Guarantor may consolidate with or merge into or sell its assets to us or another Restricted Subsidiary, or with or to other persons in a transaction that does not constitute an Asset Sale or that complies with “—Certain Covenants—Limitation on Asset Sales” or “—Certain Covenants—Merger, Consolidation or Sale of Assets,” as applicable.

The Guarantee of a Guarantor will be deemed automatically discharged and released in accordance with the terms of the indenture:

(1) in connection with any direct or indirect sale, conveyance or other disposition of the capital stock of that Guarantor (including by way of merger or consolidation) following which such Guarantor ceases to be a direct or indirect Subsidiary of the Issuer if such sale or disposition does not constitute an Asset Sale or is made in compliance with the applicable provisions of the indenture (see “—Certain Covenants—Limitation on Asset Sales” and “—Certain Covenants—Merger, Consolidation or Sale of Assets”);

(2) if such Guarantor is dissolved or liquidated in accordance with the provisions of the indenture;

(3) if we designate any such Guarantor as an Unrestricted Subsidiary in compliance with the terms of the indenture; or

(4) upon a discharge of the indenture in accordance with “—Satisfaction and Discharge” or upon any Legal Defeasance or Covenant Defeasance of the indenture.

Optional Redemption

General. Except as provided below, the Notes will not be redeemable at our option prior to November 15, 2013. Thereafter, the Notes will be subject to redemption at our option, in whole or in part, upon not less than 30 days or more than 60 days notice, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon to but excluding the applicable redemption date (subject to the rights of holders of record of the Notes on the relevant record date to receive payments of interest on the related interest payment date), if redeemed during the 12-month period beginning on November 15 of the years indicated below:

Year	Percentage
2013	104.250%
2014	102.125%
2015 and thereafter	100.000%

Equity Sales. Notwithstanding the foregoing, at any time and from time to time prior to November 15, 2012, we may redeem up to 35% of the aggregate principal amount of the Notes outstanding at a redemption price equal to 108.50% of the principal amount thereof on the repurchase date, together with accrued and unpaid interest to but excluding such redemption date (subject to the rights of holders of record of the Notes on the relevant record date to receive payments of interest on the related interest payment date), with the net cash proceeds of one or more public or private sales of Qualified Capital Stock, other than proceeds from a sale to us or any of our Subsidiaries or any employee benefit plan in which we or any of our Subsidiaries participates; provided that:

•	at least 65% in aggregate principal amount of the Notes originally issued (including Additional Notes, if any) remains outstanding immediately after the occurrence of such redemption; and

•	such redemption occurs no later than the 120th day following such sale of Qualified Capital Stock.

Make Whole. In addition, at any time and from time to time prior to November 15, 2013, we may redeem all or any portion of the Notes outstanding at a redemption price equal to:

•

100% of the aggregate principal amount of the Notes to be redeemed, together with accrued and unpaid interest to but excluding such redemption date (subject to the rights of holders of record of the Notes on the relevant record date to receive payments of interest on the related interest payment date), plus

•	the Make Whole Amount.

“Make Whole Amount” means, with respect to any Note at any redemption date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess, if any, of (A) an amount equal to the present value of (1) the redemption price of such Note at November 15, 2013 plus (2) the remaining scheduled interest payments on the Note to be redeemed (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date) to but excluding November 15, 2013 (other than interest accrued to the redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points over (B) the principal amount of such Note.

“Treasury Rate” means, at the time of computation, a rate per annum equal to the yield to maturity of United States Treasury Securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to the redemption date or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the redemption date to November 15, 2013; provided, however, that if the period from the redemption date to November 15, 2013 is not equal to the constant maturity of a United States Treasury Security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury Securities for which such yields are given, except that if the period from the redemption date to November 15, 2013 is less than one year, the weekly average yield on actually traded United States Treasury Securities adjusted to a constant maturity of one year shall be used.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, by lot, or, in the case of a redemption other than as described under “—Optional Redemption—Equity Sales,” by lot or by such other method as the Trustee deems fair and appropriate; provided that no Notes with a principal amount of $2,000 or less shall be redeemed in part. Notice of redemption will be mailed by first class mail or, if Notes are held in book-entry form, otherwise delivered in accordance with the procedures of the depositary, at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. Notices of redemption may not be conditional. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, so long as we do not default in the payment of the redemption price, interest will cease to accrue on Notes or portions thereof called for redemption.

Change of Control

Upon the occurrence of a Change of Control, unless the Company has previously or concurrently mailed or delivered a redemption notice with respect to all outstanding Notes as set forth above under the heading “—Optional Redemption,” we will be required to make an offer (a “Change of Control Offer”) to each holder of Notes to repurchase all or any part (equal to $2,000 and integral multiples of $1,000 thereof) of such holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon to but excluding the date of repurchase (subject to the rights of holders of record of the Notes on the relevant record date to receive payments of interest on the related interest payment date) (in either case, the “Change of Control Payment”). Within 30 days following any Change of Control, we will be required to provide notice to each holder stating:

(1) that the Change of Control Offer is being made pursuant to the covenant entitled “Change of Control;”

(2) the purchase price and the purchase date, which shall be no earlier than 30 days and not later than 60 days after the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any Notes not tendered will continue to accrue interest in accordance with the terms of the indenture;

(4) that, unless we default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second business day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the holder, the principal amount of Notes delivered for purchase, and a statement that such holder is unconditionally withdrawing its election to have such Notes purchased;

(6) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof; and

(7) any other information material to such holder’s decision to tender Notes.

We will be required to comply with the requirements of Section 14(e) under the Exchange Act and any other securities laws, rules and regulations thereunder to the extent such laws, rules and regulations are applicable in connection with the repurchase of the Notes required in the event of a Change of Control and will not be deemed to have violated or breached our obligations under the “Change of Control” provisions of the indenture as a result of such compliance. We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to Change of Control Offer made by us. Our obligations in respect of a Change of Control Offer can be modified with the consent of holders of a majority of the aggregate principal amount of Notes then outstanding at any time prior to the occurrence of a Change of Control. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

Due to the terms of other indebtedness to which we and our Subsidiaries are or may in the future be subject, we may not be able to repurchase all or any portion of the Notes tendered upon a Change of Control. If we fail to repurchase all of the Notes tendered for purchase upon a Change of Control, such failure will constitute an Event of Default and may constitute a default under any existing or future indebtedness. Moreover, the exercise by the holders of their right to require us to purchase the Notes could cause a default under any future Indebtedness, even if the Change of Control itself does not, due to the financial effect of the repurchase on us. Additionally, our ability to pay cash to the holders upon a Change of Control may be limited by our then existing financial resources. See “Risk Factors—Risks Related to the Notes—Upon a change of control, we may not have the funds necessary to finance the change of control offer required by the indenture governing the notes, which would violate the terms of the indenture.”

The definition of Change of Control includes a phrase relating to the sale, assignment, conveyance, transfer, lease or other disposition of “all or substantially all” of our and our Subsidiaries’ assets, taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, if we dispose of less than all our and our Subsidiaries’ assets, taken as a whole, by any of the means described above, the ability of a holder of Notes to require us to repurchase its Notes may be uncertain without resulting to legal action.

The Change of Control purchase feature of the Notes may in certain circumstances make it more difficult to effect or discourage a sale or takeover of us, and thus the removal of incumbent management. Neither management nor our Board of Directors has any present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a

Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings.

Except as described above with respect to a Change of Control, the indenture will not contain any provisions that permit the holders of the Notes to require that we repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Certain Covenants

Limitation on Restricted Payments

(a) The indenture provides that neither we nor any of our Restricted Subsidiaries may, directly or indirectly:

(1) pay any dividend or make any distribution on account of any Equity Interests of us other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of us;

(2) purchase, redeem or otherwise acquire or retire for value any of our Equity Interests or any Subordinated Indebtedness, other than (x) Subordinated Indebtedness within one year of the stated maturity date thereof and (y) any such Equity Interests or Subordinated Indebtedness owned by us or by any Restricted Subsidiary;

(3) pay any dividend or make any distribution on account of any Equity Interests of any Restricted Subsidiary, other than:

(x) to us or any Restricted Subsidiary; or

(y) to all holders of any class or series of Equity Interests of such Restricted Subsidiary on a pro rata basis; or

(4) make any Restricted Investment

(all such prohibited payments and other actions set forth in clauses (1) through (4) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(ii) after giving effect to the incurrence of any Indebtedness the net proceeds of which are used to finance such Restricted Payment, the Issuer is able to incur at least $1.00 of additional Indebtedness in compliance with the clause (a) of the covenant description under “—Limitation on Incurrence of Indebtedness;” and

(iii) such Restricted Payment, together with the aggregate of all other Restricted Payments made after the date of the indenture, is less than the sum of:

(A) the excess of:

(x) our cumulative EBITDA (whether positive or negative) determined at the time of such Restricted Payment; minus

(y) 140% of our Consolidated Interest Expense,

each as determined for the period (taken as one accounting period) from the first day of the first fiscal quarter in which the Issue Date occurs to the end of our most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment; plus

(B) an amount equal to the sum of (x) 100% of the aggregate net cash proceeds and the fair market value of any property or assets received by us from the issue or sale of Equity Interests (other than Disqualified Stock) of us (other than Equity Interests sold to any of our Subsidiaries), following the Issue Date and (y) the aggregate amount by which Indebtedness (other than any Indebtedness owed to the Issuer or a Subsidiary) incurred by the Issuer or any Restricted Subsidiary subsequent to the Issue Date is reduced on the Issuer’s balance sheet upon the conversion or exchange thereof into Qualified Capital Stock (less the amount of any cash, or the fair market value of assets, distributed by the Issuer or any Restricted Subsidiary upon such conversion or exchange); plus

(C) if any Unrestricted Subsidiary is designated by us as a Restricted Subsidiary, an amount equal to the fair market value of the net Investment by us or a Restricted Subsidiary in such Subsidiary at the time of such designation; provided, however, that the foregoing amount shall not exceed the amount of Restricted Investments made by us or any Restricted Subsidiary in any such Unrestricted Subsidiary following the Issue Date which reduced the amount available for Restricted Payments pursuant to this clause (iii) less amounts received by us or any Restricted Subsidiary from such Unrestricted Subsidiary that increased the amount available for Restricted Payments pursuant to clause (D) below; plus

(D) 100% of any cash dividends and other cash distributions received by us and our Restricted Subsidiaries from an Unrestricted Subsidiary since the Issue Date to the extent not included in EBITDA; provided, however, that the foregoing amount shall not exceed the amount of Restricted Investments made by us or any Restricted Subsidiary in any such Unrestricted Subsidiary following the Issue Date which reduced the amount available for Restricted Payments pursuant to this clause (iii); plus

(E) to the extent not included in clauses (A) through (D) above, an amount equal to the net reduction in Restricted Investments of us and our Restricted Subsidiaries following the Issue Date resulting from payments in cash of interest on Indebtedness, dividends, or repayment of loans or advances, or other transfers of property, in each case, to us or to a Restricted Subsidiary or from the net cash proceeds from the sale, conveyance, liquidation or other disposition of any such Restricted Investment.

(b) The foregoing provisions will not prohibit the following (provided that with respect to clause (6) below, no Default or Event of Default shall have occurred and be continuing):

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the indenture;

(2) the redemption, repurchase, retirement or other acquisition of (x) any Equity Interests of us in exchange for, or out of the net proceeds of the substantially concurrent issue or sale of, Equity Interests (other than Disqualified Stock) of us (other than Equity Interests issued or sold to any Subsidiary) or (y) Subordinated Indebtedness or Disqualified Stock of us or any Restricted Subsidiary (a) in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Capital Stock, (b) in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under clause (10) of the covenant described below under “—Limitation on Incurrence of Indebtedness” or other Indebtedness permitted to be incurred under such covenant or (c) with the Net Proceeds from an Asset Sale or upon a Change of Control, in each case with respect to Subordinated Indebtedness redeemed repurchased, retired or acquired under this clause (c), to the extent required by the agreement governing such Subordinated Indebtedness but only if we shall have previously applied such Net Proceeds to make an Excess Proceeds Offer or made a Change of Control Offer, as the case may be, in accordance with “—Limitation on Asset Sales” or “—Change of Control” and purchased all Notes validly tendered pursuant to the relevant offer prior to redeeming or repurchasing such Subordinated Indebtedness;

(3) the accrual, declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries or shares of Preferred Equity Interests of any Restricted Subsidiary issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness;”

(4) repurchases or other acquisitions of Equity Interests deemed to occur upon exercise of stock options or warrants or upon the vesting of restricted stock units if such Equity Interests represent the exercise price of such options or warrants or represent withholding taxes due upon such exercise or vesting;

(5) Restricted Payments in an amount not to exceed $100.0 million;

(6) the purchase of Equity Interests or options, warrants, equity appreciation rights or other rights to purchase or acquire Equity Interests of the Issuer held by any existing or former employees, management or directors of the Issuer or any Restricted Subsidiary of the Issuer or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management, employees or directors; provided that such redemptions or repurchases pursuant to this clause (6) during any calendar year will not exceed $5.0 million in the aggregate (with unused amounts in any calendar year being carried over to succeeding calendar years);

(7) the purchase of fractional shares of Capital Stock of the Issuer arising out of stock dividends, splits or combinations or mergers, consolidations or other acquisitions or the payment of cash in lieu of fractional shares upon the exercise of warrants, options or other securities convertible into or exercisable for Capital Stock of the Issuer;

(8) in connection with any acquisition by the Issuer or by any of its Restricted Subsidiaries, the receipt or acceptance of the return to the Issuer or any of its Restricted Subsidiaries of Capital Stock of the Issuer or any Restricted Subsidiaries constituting a portion of the purchase price consideration in settlement of indemnification claims or as a result of a purchase price adjustment (including earn-outs and similar obligations);

(9) the honoring of any conversion request by a holder of any convertible Indebtedness that is convertible into Capital Stock of the Issuer or its Restricted Subsidiaries and the making of cash payments in lieu of fractional shares in connection with any conversion of convertible Indebtedness in accordance with the terms of any convertible Indebtedness;

(10) the distribution of rights pursuant to any shareholder rights plan or the redemption of any such right for nominal consideration in accordance with the terms of any such shareholder rights plan;

(11) payments or distributions to stockholders pursuant to appraisal rights required under applicable law in connection with any merger, consolidation or other acquisition by the Issuer or any Restricted Subsidiary; and

(12) the repurchase or other acquisition by the Issuer of shares of its Capital Stock for an aggregate consideration not to exceed $200.0 million minus the amount of net proceeds from the sale of the Notes used to prepay any amounts of Indebtedness outstanding under the Issuer’s credit agreement as set forth under “Use of Proceeds” in the Offering Memorandum.

Restricted Payments made pursuant to paragraph (a) of this covenant and clause (1) of paragraph (b) of this covenant shall be included as Restricted Payments in any computation made pursuant to clause (iii) of paragraph (a) of this covenant. Restricted Payments made pursuant to clauses (2) through (12) of paragraph (b) of this covenant shall not be included as Restricted Payments in any computation made pursuant to clause (iii) of paragraph (a) of this covenant.

If we or any Restricted Subsidiary makes a Restricted Investment and the person in which such Investment was made subsequently becomes a Restricted Subsidiary, to the extent such Investment resulted in a reduction in the amounts calculated under clause (iii) of paragraph (a) of or under any other provision of this covenant (which was not subsequently reversed), then such amount shall be increased by the amount of such reduction.

For purposes of determining compliance with this covenant, (a) the amount of any Restricted Payment shall be counted only once, and (b) if a Restricted Payment (i) meets the criteria of more than one of the categories described in clauses (1) through (12) of paragraph (b) of this covenant, or (ii) is permitted to be made pursuant to clause (a) of this covenant and also meets the criteria of one or more of the categories described in clauses (1) through (12) of paragraph (b) of this covenant, or (iii) meets the criteria of one or more of the categories of Permitted Investments and is also permitted to be made pursuant to clause (a) of this covenant and/or also meets the criteria of one or more categories described in clauses (1) through (12) of paragraph (b) of this covenant, we shall, in our sole discretion, divide and classify such Restricted Payment in any manner that complies with this covenant and may from time to time reclassify such Restricted Payment in any manner in which such item could be incurred at the time such Restricted Payment was made.

Limitation on Incurrence of Indebtedness

(a) The indenture provides that we shall not, and shall not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) or permit any of our Restricted Subsidiaries to issue any Preferred Equity Interests; provided, however, that, notwithstanding the foregoing, we and any Guarantor may incur Indebtedness (including Acquired Debt and the issuance of Disqualified Stock) and any Guarantor may issue Preferred Equity Interests, if, after giving effect to the incurrence of such Indebtedness or the issuance of such Preferred Equity Interests and the application of the net proceeds thereof on a pro forma basis, our Consolidated Total Leverage Ratio would have been less than or equal to 3.5 to 1.0.

(b) The foregoing limitation will not apply to any of the following incurrences of Indebtedness:

(1) Indebtedness represented by the Notes issued on the Issue Date (and any registered exchange notes issued in exchange therefor) and the related Guarantees;

(2) Indebtedness of us or any Restricted Subsidiary under any Credit Facility in an aggregate principal amount at any time outstanding not to exceed the excess of (x) $300.0 million over (y) the aggregate principal amount of Indebtedness under the Credit Facilities permanently repaid pursuant to clause (1) of paragraph (b) of the covenant described under “—Limitation on Asset Sales;”

(3) (x) Indebtedness among us and our Restricted Subsidiaries; provided that any such Indebtedness owed by us or a Guarantor to any Restricted Subsidiary that is not a Guarantor shall be subordinated to the prior payment in full of the Notes or the Guarantees, as applicable, and (y) Preferred Equity Interests of a Restricted Subsidiary held by us or a Restricted Subsidiary; provided that if such Preferred Equity Interests are issued by a Guarantor, such Preferred Equity Interests are held by us or a Guarantor;

(4) Acquired Debt of a person incurred prior to the date upon which such person was acquired by us or any Restricted Subsidiary (and not created in contemplation of such acquisition); provided that after giving effect to the incurrence of such Acquired Debt on a pro forma basis, either (i) our Consolidated Total Leverage Ratio would have been less than or equal to 3.5 to 1.0 or (ii) the aggregate principal amount of all such Indebtedness incurred pursuant to this clause (4) at any time outstanding (together with all Refinancing Indebtedness in respect of Indebtedness previously incurred pursuant to this clause (4)) shall not exceed $25.0 million;

(5) Existing Indebtedness;

(6) Indebtedness consisting of Purchase Money Indebtedness in an aggregate principal amount (when aggregated with the amount of Refinancing Indebtedness outstanding under clause (10) below in respect of Indebtedness incurred pursuant to this clause (6)) not to exceed $50.0 million outstanding at any time;

(7) Hedging Obligations of us or any of our Restricted Subsidiaries covering Indebtedness of us or such Restricted Subsidiary; provided, however, that such Hedging Obligations are entered into for purposes of managing interest rate exposure of us and our Restricted Subsidiaries and not for speculative purposes;

(8) Foreign Currency Obligations of us or any of our Restricted Subsidiaries entered into to manage exposure of us and our Restricted Subsidiaries to fluctuations in currency values and not for speculative purposes;

(9) Indebtedness of us or any of our Restricted Subsidiaries in respect of performance bonds, bankers’ acceptances, bank guarantees or letters of credit of us or any Restricted Subsidiary or surety or appeal bonds provided by us or any Restricted Subsidiary incurred in the ordinary course of business;

(10) the incurrence by us or any Restricted Subsidiary of Indebtedness Refinancing, in whole or in part, Indebtedness referred to in paragraph (a) of this covenant or in clause (1), (4), (5) or (6) above or this clause (10) (“Refinancing Indebtedness”); provided, however, that:

(A) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount and accrued interest of the Indebtedness so Refinanced and any premiums payable and reasonable fees, expenses, commissions and costs in connection therewith;

(B) the Refinancing Indebtedness shall have a final maturity equal to or later than, and a Weighted Average Life to Maturity equal to or greater than, the final maturity and Weighted Average Life to Maturity, respectively, of the Indebtedness being Refinanced;

(C) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes and the Guarantees, the Refinancing Indebtedness shall be subordinated in right of payment to the Notes and the Guarantees on terms at least as favorable, taken as a whole, to the holders of Notes as those contained in the documentation governing the Indebtedness being Refinanced; and

(D) if the Indebtedness to be Refinanced was the obligation of the Issuer or Guarantor, such Indebtedness shall not be incurred by any of our Restricted Subsidiaries other than a Guarantor or any Restricted Subsidiary that was an obligor under the Indebtedness so Refinanced;

(11) additional Indebtedness in an aggregate principal amount not to exceed $50.0 million at any one time outstanding;

(12) the guarantee by us or any Guarantor of Indebtedness of us or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant and the guarantee by any Restricted Subsidiary that is not a Guarantor of any Indebtedness of any Restricted Subsidiary that is not a Guarantor;

(13) the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock;

(14) Indebtedness of Foreign Subsidiaries in an aggregate principal amount outstanding at any time not to exceed the greater of (a) $35.0 million and (b) 5% of the aggregate total assets of Foreign Subsidiaries;

(15) customary purchase price adjustments (including earn-outs) and indemnifications and similar obligations in connection with acquisition or disposition of stock or assets;

(16) guarantees to suppliers, licensors or franchisees (other than guarantees of Indebtedness) in the ordinary course of business;

(17) Indebtedness of us or a Restricted Subsidiary to the extent the net proceeds thereof are promptly deposited to defease the Notes as set forth below under the heading “—Legal Defeasance and Covenant Defeasance;” and

(18) Indebtedness of us or a Subsidiary consisting of guarantees in respect of obligations of joint ventures; provided that the aggregate principal amount of Indebtedness incurred pursuant to this clause (18) shall not exceed $10.0 million outstanding at any time.

For purposes of determining compliance with this covenant, (a) the outstanding principal amount of any item of Indebtedness shall be counted only once, and any obligation arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness incurred in compliance with this covenant shall be disregarded, and (b) if an item of Indebtedness meets the criteria of more than one of the categories described in clauses (b)(1) through (b)(18) above or is permitted to be incurred pursuant to clause (a) of this covenant and also meets the criteria of one or more of the categories described in clauses (b)(1) through (b)(18) above, we shall, in our sole discretion, divide and classify such item of Indebtedness in any manner that complies with this covenant and may from time to time reclassify such item of Indebtedness in any manner in which such item could be incurred at the time of such reclassification.

Accrual of interest, the accretion of original issue discount and the payment of interest in the form of additional Indebtedness of the same class, the accumulation of dividends on Disqualified Stock or Preferred Equity Interests of a Restricted Subsidiary (to the extent not paid), and the payment of dividends of Disqualified Stock or Preferred Equity Interests of Restricted Subsidiaries in the form of additional shares of the same class will not be deemed to be an incurrence of Indebtedness for purposes of determining compliance with this covenant. Any increase in the amount of Indebtedness solely by reason of currency fluctuations will not be deemed to be an incurrence of Indebtedness for purposes of determining compliance with this covenant. A change in GAAP that results in an obligation existing at the time of such change, not previously classified as Indebtedness, becoming Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of determining compliance with this covenant.

The amount of Indebtedness outstanding as of any date shall be (a) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, (b) the principal amount thereof, in the case of any other Indebtedness, (c) in the case of the guarantee by the specified Person of any Indebtedness of any other Person, the maximum liability to which the specified Person may be subject upon the occurrence of the contingency giving rise to the obligation and (d) in the case of Indebtedness of others guaranteed by means of a Lien on any asset of the Issuer or any Restricted Subsidiary, the lesser of (i) the fair market value of such asset on the date on which Indebtedness is required to be determined pursuant to the indenture and (ii) the amount of the Indebtedness so secured.

For purposes of determining compliance with any U.S. dollar denominated restriction on the incurrence of Indebtedness, the U.S. dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable U.S. dollar dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. dollar dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that we may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to Refinance other Indebtedness, if incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such Refinancing.

Limitation on Asset Sales

(a) The indenture provides that we will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(1) we receive or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value (determined as of the time of contractually agreeing to such Asset Sale) of the assets included in such Asset Sale (such fair market value to be determined by (i) an executive officer of ours or such Subsidiary if the value is less than $25.0 million or (ii) in all other cases by a resolution of our Board of Directors (or of a committee appointed thereby for such purposes)); and

(2) at least 75% of the total consideration in such Asset Sale consists of cash or Cash Equivalents or Marketable Securities.

For purposes of clause (2), the following shall be deemed to be cash:

(A) the amount (without duplication) of any Indebtedness or other liabilities (other than Subordinated Indebtedness) of us or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which we or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness or liability,

(B) the amount of any obligations or securities received from such transferee that are within 180 days converted by us or such Restricted Subsidiary to cash (to the extent of the cash actually so received),

(C) the fair market value (determined in good faith by the Issuer’s Board of Directors) of any assets (including the fair market value of any contractual rights of the Issuer or its Restricted Subsidiaries to utilize, or receive services in respect of, the assets disposed of in any such Asset Sale and any rights of the Issuer or its Restricted Subsidiaries to receive payments from such purchaser (whether in the form of a promissory note or otherwise) in an aggregate amount not to exceed the amount of payments expected to be made by the Issuer and its Subsidiaries to such purchaser pursuant to such contractual rights (determined in good faith by the Issuer’s Board of Directors), but excluding any securities (except to the extent representing any rights to receive payments from the purchaser described above)) received by us or any Restricted Subsidiary to be used by us or any Restricted Subsidiary in a Permitted Business, and

(D) any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (determined in good faith by the Company), taken together with all other Designated Non-cash Consideration received pursuant to this clause (D) that is at that time outstanding, not to exceed $50.0 million at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(b) If we or any Restricted Subsidiary engages in an Asset Sale, we or such Restricted Subsidiary shall apply all or any of the Net Proceeds therefrom, at our election, to:

(1) repay, prepay, purchase, redeem or otherwise retire Indebtedness under any Credit Facility, and in the case of any such repayment under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility in an amount equal to the principal amount so prepaid;

(2) (A) invest all or any part of the Net Proceeds thereof in capital expenditures or the purchase of assets to be used by us or any Restricted Subsidiary in a Permitted Business, (B) acquire Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged primarily in a Permitted Business that shall become a Restricted Subsidiary immediately upon the consummation of such acquisition or (C) a combination of (A) and (B); or

(3) any combination of (1) and (2).

Any Net Proceeds from any Asset Sale that are not applied or invested (or committed pursuant to a written agreement to be applied) as provided in paragraph (b) within 365 days after the receipt thereof and, in the case of any amount committed to a reinvestment, which are not actually so applied within 180 days following such 365 day period shall constitute “Excess Proceeds.”

When the cumulative amount of Excess Proceeds exceeds $25.0 million, we will be obligated to make an offer to all holders of the Notes (an “Excess Proceeds Offer”) to purchase the maximum principal amount of Notes that may be purchased out of such Excess Proceeds (or the pro rata amount of Excess Proceeds available to the Notes as contemplated by this paragraph) at an offer price in cash in an amount equal to 100% of the principal amount thereof, together with accrued and unpaid interest to but excluding the date fixed for the closing of such offer in accordance with the procedures set forth in the indenture. To the extent we are or a Restricted Subsidiary is required under the terms of Indebtedness of us or such Restricted Subsidiary (other than Subordinated Indebtedness), we shall also make a pro rata offer to the holders of such Indebtedness (including the Notes) with such proceeds. If the aggregate principal amount of Notes and other parity Indebtedness surrendered by holders thereof exceeds the amount of such Excess Proceeds, the Notes and other parity Indebtedness shall be purchased on a pro rata basis. To the extent that the principal amount of Notes tendered pursuant to an Excess Proceeds Offer is less than the amount of such Excess Proceeds available to purchase Notes, we may use any remaining Excess Proceeds for general corporate purposes in compliance with the provisions of the indenture. Upon completion of an Excess Proceeds Offer, the amount of Excess Proceeds shall be reset at zero.

We will be required to comply with the requirements of Section 14(e) of the Exchange Act and any other securities laws, rules and regulations thereunder to the extent such laws, rules and regulations are applicable in connection with the repurchase of the Notes required in the event of an Excess Proceeds Offer and will not be deemed to have violated or breached our obligations under the “Excess Proceeds Offer” provisions of the indenture as a result thereof.

Pending the final application of any such Net Proceeds, we or such Restricted Subsidiary may temporarily reduce revolving indebtedness under a Credit Facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents or Marketable Securities.

Limitation on Liens

The indenture provides that we shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur or assume any Lien (the “Initial Lien”) on any asset now owned or hereafter acquired by us or any Restricted Subsidiary, or on any income or profits therefrom, except Permitted Liens unless provision is made so that the Notes are or will be secured by the assets subject to such Liens on an equal and ratable basis or on a basis prior to such Liens; provided that to the extent that such Lien secures Indebtedness that is subordinated to the Notes, such Lien shall be subordinated to and be later in priority than the Notes on the same basis for so long as such other Indebtedness is secured by such Liens.

Any Lien created to secure the Notes pursuant to this covenant shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien and we may take such action, if any, as is necessary to memorialize such release and discharge.

Additional Subsidiary Guarantees

The indenture provides that if:

(1) any of our Domestic Restricted Subsidiaries with total assets in excess of $10 million that is not a Guarantor guarantees or becomes otherwise obligated under a Credit Facility or Indebtedness incurred in reliance on paragraph (a) under “—Limitation on Incurrence of Indebtedness,” or

(2) we or any of our Restricted Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any Restricted Subsidiary that is a Domestic Subsidiary but not a Guarantor, or if we or any of our Subsidiaries shall organize, acquire or otherwise invest in another Domestic Restricted Subsidiary and, in either case, the Subsidiary organized or acquired or to which such transfer or investment was made has total assets in excess of $10.0 million, then in each case such Domestic Restricted Subsidiary shall (A) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the indenture on the terms set forth in the indenture and (B) deliver to the Trustee an opinion of counsel (subject to customary qualifications and exceptions) and an Officers’ Certificate that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the indenture; provided, however, that to the extent that a Restricted Subsidiary that is required to become a Guarantor solely pursuant to clause (2) above is subject to any instrument governing Acquired Debt, as in effect at the time of acquisition thereof and not created in contemplation thereof, that prohibits such Restricted Subsidiary from issuing a Guarantee, such Restricted Subsidiary shall not be required to execute such a supplemental indenture until it is permitted to issue such Guarantee pursuant to the terms of such Acquired Debt.

Limitation on Dividend and other Payment Restrictions affecting Restricted Subsidiaries

(a) The indenture provides that we shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distribution to us or any of our Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to us or any of our Subsidiaries;

(2) make loans or advances to us or any of our Subsidiaries; or

(3) transfer any of its properties or assets to us or any of our Subsidiaries.

(b) The foregoing limitations shall not apply to any such encumbrances or restrictions existing under or by reason of:

(1) Existing Indebtedness and existing agreements as in effect on the Issue Date;

(2) applicable law, regulation, order, approval, license, permit, grant or similar restriction, in each case issued or imposed by a governmental authority;

(3) pursuant to an agreement existing at the time a person became a Restricted Subsidiary or property is acquired by the Issuer or any Restricted Subsidiary (including those existing by reason of Acquired Debt); provided however, that such encumbrances or restrictions were not created in anticipation of such person becoming a Restricted Subsidiary or such property being acquired and are not applicable to the properties or assets of any person, other than the person, or the property or assets of the person, so acquired;

(4) by reason of customary nonassignment provisions in leases, licenses and other agreements entered into in the ordinary course of business;

(5) Refinancing Indebtedness (as defined in the covenant described under “—Limitation on Incurrence of Indebtedness”); provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being Refinanced;

(6) the indenture and the Notes or by our other Indebtedness ranking pari passu with the Notes; provided that such restrictions are not materially more restrictive taken as a whole than those imposed by the indenture and the Notes;

(7) any Credit Facility;

(8) any agreement, contract or instrument entered into in connection with Permitted Liens to the extent imposing restrictions on the assets subject to such Liens;

(9) any agreement for the sale of any Subsidiary or its assets that restricts distributions by that Subsidiary (or sale of such Subsidiary’s Equity Interests) pending its sale; provided that during the entire period in which such encumbrance or restriction is effective, such sale (together with any other sales pending) would be permitted under the terms of the indenture;

(10) secured Indebtedness otherwise permitted to be incurred by the indenture that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(11) customary provisions in joint venture agreements and other similar agreements which are applicable to the Equity Interests of such joint venture;

(12) Purchase Money Indebtedness that imposes restrictions of the type described in clause (a)(3) above on the property so acquired;

(13) any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (b)(1) through (b)(12) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in our good faith judgment, not materially more restrictive as a whole with respect to such encumbrances and restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(14) under any contract, instrument or agreement relating to Indebtedness of any Foreign Subsidiary which imposes restrictions solely on such Foreign Subsidiary and its Subsidiaries;

(15) any restriction on cash or other deposits or net worth imposed by customers or lessors or required by insurance, surety or bonding companies, in each case under contracts entered into in the ordinary course of business; or

(16) imposed pursuant to any sale or transfer of, agreement to sell or transfer or option or right with respect to, any assets of the Issuer or a Restricted Subsidiary; provided, however, such encumbrances and restrictions apply solely to such assets of the Company or such Restricted Subsidiary which are the subject of such sale, transfer, agreement, option or right.

Merger, Consolidation or Sale of Assets

(a) The indenture provides that we shall not consolidate or merge with or into (whether or not we are the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our and our Subsidiaries’ properties or assets, taken as a whole, in one or more related transactions, to another person unless:

(1) we are the surviving person or the person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, limited partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia; provided, however, that if the surviving person is a limited liability company or limited partnership, such entity shall also form a co-issuer that is a corporation;

(2) the person formed by or surviving any such consolidation or merger (if other than us) or the person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all our obligations under the Notes and the indenture pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default or Event of Default exists;

(4) the Issuer shall have delivered to the Trustee an Officers’ Certificate and Opinion of Counsel each stating that such merger, consolidation, sale or transfer and such Supplemental Indenture comply with this Indenture; and

(5) we or the person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made: (A) will have a Consolidated Total Leverage Ratio after the transaction (but prior to any purchase accounting adjustments or accrual of deferred tax liabilities resulting from the transaction) not greater than our Consolidated Total Leverage Ratio immediately preceding the transaction or (B) would, at the time of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Incurrence of Indebtedness.”

For the avoidance of doubt and without prejudice to any determination of whether any other sale, assignment, lease, transfer, conveyance or disposition or series of related sales, assignments, leases, transfers, conveyances or dispositions would constitute a sale, assignment, lease, transfer, conveyance or other disposition of “all or substantially all” of our and our Subsidiaries’ properties or assets, taken as a whole, for purposes of the covenant set forth above, any sale, assignment, lease, transfer, conveyance or disposition or series of related sales, assignments, leases, transfers, conveyances or dispositions of assets and properties with an aggregate fair market value (as determined in good faith by the Board of Directors of the Issuer and measured as of the time of contractually agreeing to such sale, assignment, lease, transfer, conveyance or disposition) that is less than the Issuer’s EBITDA for the most recent period of four fiscal quarters for which internal financial statements are available at the time of such disposition (calculated with pro forma adjustments, including for such disposition or series of related dispositions, consistent with those set forth in clause (b) of the definition of Consolidated Total Leverage Ratio) shall not be deemed to be a sale, assignment, lease, transfer, conveyance or disposition of “all or substantially all” of our and our Subsidiaries’ properties and assets, taken as a whole.

(b) Notwithstanding the foregoing clause (a)(5):

(1) any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to us or another Restricted Subsidiary; and

(2) we may merge with a Restricted Subsidiary solely for the purpose of reincorporating ourselves in a State of the United States or any State thereof or the District of Columbia so long as the amount of Indebtedness of us and the Restricted Subsidiaries is not increased thereby.

(c) The indenture will provide that each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of such Guarantee and the indenture) will not, and we will not cause or permit any Guarantor to, consolidate or merge with or into (whether or not such Guarantor is the surviving entity) any person other than us or a Guarantor (in each case, other than in accordance with “—Limitation on Asset Sales”) unless:

(1) the Guarantor is the surviving person or the person formed by or surviving any such consolidation or merger (if other than the Guarantor) is a corporation, limited partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(2) the person formed by or surviving any such consolidation or merger (if other than the Guarantor) assumes all the obligations of the Guarantor, pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, under the Notes and the indenture; and

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) the Guarantor shall have delivered to the Trustee an Officers’ Certificate and Opinion of Counsel each stating that such merger, consolidation, sale or transfer and such Supplemental Indenture comply with this Indenture.

Upon satisfaction of the foregoing conditions, the surviving person shall succeed to, and be substituted for, and may exercise every right and power of the Issuer or the Guarantor, as applicable, under the indenture; provided that the predecessor company in the case of a lease of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries shall not be released from any of the obligations or covenants under the indenture and the Notes, including with respect to the payment of the Notes, and in all other cases the predecessor company shall be released from all obligations and covenants under the indenture and the Notes.

This section includes a phrase relating to the sale, assignment, conveyance, transfer, lease or other disposition of “all or substantially all” of our and our Subsidiaries’ properties or assets, taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, if we dispose of less than all our and our Subsidiaries’ properties or assets, taken as a whole, by any of the means described above, the application of the covenant described in this section may be uncertain without resort to legal action.

Limitation on Transactions with Affiliates

(a) The indenture provides that we shall not and shall not permit any Restricted Subsidiary to, directly or indirectly, sell, lease, transfer or otherwise dispose of any of our or their properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (including any Unrestricted Subsidiary) (each of the foregoing, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable, taken as a whole, to us or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by us or such Restricted Subsidiary with an unrelated person; provided that such transaction shall be deemed to be on terms at least as favorable as terms that could have been obtained in a comparable transaction with an unrelated person if such transaction is approved by the members of (x) the Board of Directors or (y) any duly constituted committee thereof, in each case including a majority of the disinterested members thereof who meet the independence requirements of the New York Stock Exchange or the Nasdaq Stock Market; and

(2) if such Affiliate Transaction involves aggregate payments in excess of $10.0 million, such Affiliate Transaction has either (i) been approved by a resolution of the members of (x) our Board of Directors or (y) any duly constituted committee thereof, in each case including a majority of the disinterested members thereof who meet the independence requirements of the New York Stock Exchange or NASDAQ, or (ii) if there are no disinterested directors on our Board of Directors, we or such Restricted Subsidiary has obtained the favorable opinion of an Independent Financial Advisor as to the fairness of such Affiliate Transaction to us or the relevant Restricted Subsidiary, as the case may be, from a financial point of view.

(b) Notwithstanding the foregoing, the following shall, in each case, not be deemed Affiliate Transactions:

(1) the payment of compensation (including fees, benefits, severance, change of control payments and incentive arrangements) to, and the reimbursement of expenses of, directors and management of the Issuer and its Subsidiaries;

(2) indemnification or similar arrangements for officers, directors, employees or agents of us or any of our Restricted Subsidiaries pursuant to charter, bylaw, statutory or contractual provisions;

(3) transactions between or among us and our Restricted Subsidiaries;

(4) Restricted Payments permitted by the covenant described under “—Limitation on Restricted Payments” and Permitted Investments (other than transactions with a person that is an Affiliate other than as a result of such Investment);

(5) any transactions between us or any of our Restricted Subsidiaries and any Affiliate of us the Equity Interests of which Affiliate are owned solely by us or one of our Restricted Subsidiaries, on the one hand, and by persons who are not Affiliates of us or Restricted Subsidiaries, on the other hand;

(6) any agreements or arrangements in effect on the Issue Date and described in the Offering Memorandum and any modifications, extensions or renewals thereof that are no less favorable to us or the applicable Restricted Subsidiary in any material respect than such agreement as in effect on the Issue Date;

(7) so long as it complies with clause (a)(1) above, customary transactions with suppliers or purchasers or sellers of goods or services in the ordinary course of business;

(8) transactions with persons who are Affiliates of us solely as a result of our or a Restricted Subsidiary’s Investment in such person;

(9) loans and advances to directors, employees or officers made in the ordinary course of business in compliance with applicable laws, provided that such loans and advances do not exceed $5.0 million in the aggregate at any one time outstanding;

(10) the entering into, maintaining and performance of any employment contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or other similar arrangement, in each case in the ordinary course of business, for or with any employee, officer or director, including vacation, health, insurance, deferred compensation, retirement, savings or other similar plans; and

(11) transactions between us and/or a Restricted Subsidiary, on the one hand, and any Person that may be deemed to be an Affiliate of ours solely as a result of having overlapping members of its and our respective Board of Directors so long as such transactions are in the ordinary course of business or otherwise on terms at least as favorable to us or the applicable Restricted Subsidiary as could be obtained from an unrelated third party (as determined in good faith by us).

Reports

Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the indenture provides that the Issuer will furnish to the Trustee and the holders of Notes all quarterly and annual financial information, within 15 days after it is or would be required to be filed with the Commission, that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuer was required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by the independent registered public accounting firm of the Issuer; provided, however, that to the extent such reports are filed with the Commission and publicly available, such reports shall be deemed to have been furnished to the Trustee and the holders and no additional copies need be provided to holders of the Notes. provided, further, that the Trustee shall not be responsible for determining whether the filing of such reports has occurred.

Suspension of Covenants

During any period of time after the Issue Date that (i) the Notes are rated Investment Grade by at least two out of three of the Rating Agencies and (ii) no Default has occurred and is continuing under the indenture (such period of time, a “Suspension Period”), the Issuer and its Restricted Subsidiaries will not be subject to the covenants in the indenture specifically listed under the following captions in this “Description of Notes” section of this prospectus (the “Suspended Covenants”):

(1) “—Certain Covenants—Limitation on Restricted Payments;”

(2) “—Certain Covenants—Limitation on Incurrence of Indebtedness;”

(3) “—Certain Covenants—Limitation on Asset Sales;”

(4) clause (5) of the first paragraph under “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(5) “—Certain Covenants—Limitation on Transactions with Affiliates;” and

(6) “—Certain Covenants—Limitation on Dividend and other Payment Restrictions affecting Restricted Subsidiaries.”

Additionally, during a Suspension Period, we will no longer be permitted to designate any Restricted Subsidiary as an Unrestricted Subsidiary.

In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) the Notes cease for any reason to have a rating that is Investment Grade from at least two of the three Ratings Agencies, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenant with respect to future events. On each Reversion Date, all Indebtedness incurred during the Suspension Period prior to such Reversion Date will be deemed to be Existing Indebtedness. For purposes of calculating the amount available to be made as Restricted Payments under clause (iii) of clause (a) of the “Limitation on Restricted Payments” covenant, calculations under such covenant shall be made as though such covenant had been in effect during the entire period of time after the Issue Date (including the Suspension Period). Restricted Payments made during the Suspension Period not otherwise permitted pursuant to any of clauses (2) through (12) under clause (b) of the “Limitation on Restricted Payments” covenant will reduce the amount available to be made as Restricted Payments under clause (iii) of clause (a) of such covenant, provided that the amount available to be made as Restricted Payments on the Reversion Date shall not be reduced to below zero solely as a result of such Restricted Payments. For purposes of the covenant described above, on the Reversion Date, the unutilized amount of Net Proceeds will be reset to zero. Notwithstanding the foregoing, neither (a) the continued existence, after the Reversion Date, of facts and circumstances or obligations that were incurred or otherwise came into existence during a Suspension Period nor (b) the performance of any such obligations, shall constitute a breach of any covenant set forth herein or cause a Default or Event of Default thereunder; provided that (1) the Issuer and its Restricted Subsidiaries did not incur or otherwise cause such facts and circumstances or obligations to exist in anticipation of a withdrawal or downgrade by the applicable Rating Agency below an Investment Grade rating and (2) the Issuer reasonably believed that such incurrence or actions would not result in such withdrawal or downgrade.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade ratings.

Events of Default

The indenture provides that each of the following constitutes an Event of Default:

(a) default for 30 days in the payment when due of interest or additional interest, if any, on the Notes;

(b) default in payment when due of principal of or premium, if any, on the Notes at maturity, upon repurchase, redemption or otherwise;

(c) failure to comply with the provisions described under “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(d) failure to comply for 30 days after notice with any obligations under the provisions described under “—Change of Control” or “—Certain Covenants—Limitation on Asset Sales” (other than a failure to purchase Notes duly tendered to the Issuer for repurchase pursuant to a Change of Control Offer or an Excess Proceeds Offer);

(e) default under any other provision of the indenture or the Notes, which default remains uncured for 60 days after notice from the Trustee or the holders of at least 25% of the aggregate principal amount then outstanding of the Notes;

(f) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us and any of our Restricted Subsidiaries (or the payment of which is guaranteed by us and any of our Restricted Subsidiaries), which default is caused by a failure to pay the principal of such Indebtedness at the final stated maturity thereof within the grace period provided in the agreements or instruments governing such Indebtedness (a “Payment Default”), and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default, aggregates $15.0 million or more;

(g) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us and any of our Restricted Subsidiaries (or the payment of which is guaranteed by us or any of our Restricted Subsidiaries), which default results in the acceleration of such Indebtedness prior to its express maturity not rescinded or cured within 30 days after such acceleration, and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated and remains undischarged after such 30 day period, aggregates $15.0 million or more;

(h) failure by us and any of our Restricted Subsidiaries to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating $15.0 million or more, which judgments remain unsatisfied or undischarged for any period of 60 consecutive days during which a stay of enforcement of such judgments shall not be in effect;

(i) certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary of the Issuer (including the filing of a voluntary case, the consent to an order of relief in an involuntary case, the consent to the appointment of a custodian, a general assignment for the benefit of creditors or an order of a court for relief in an involuntary case, appointing a custodian or ordering liquidation, which order remains unstayed for 60 days); and

(j) any Guarantee of a Significant Subsidiary shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Guarantor that qualifies as a Significant Subsidiary, or any person acting on behalf of any Guarantor that qualifies as a Significant Subsidiary, shall deny or disaffirm its obligations under its Guarantee.

If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% of the aggregate principal amount then outstanding of the Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from the events of bankruptcy or insolvency with respect to the Issuer described in clause (i) above, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the indenture or the Notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in such holders’ interest.

Notwithstanding the foregoing, if we so elect, the sole remedy of the holders for a failure to comply with any obligations we may have or are deemed to have pursuant to Section 314(a)(1) of the Trust Indenture Act or to our failure to comply with the covenant described in “—Certain Covenants—Reports,” will for the first 180 days after the occurrence of such failure consist exclusively of the right to receive additional interest on the Notes at a rate per annum: (i) equal to 0.25% for the first 90 days after the occurrence of such failure and (ii) equal to 0.50% from the 91st day to, and including, the 180th day after the occurrence of such failure, which we call additional interest. The additional interest will accrue on all outstanding Notes from and including the date on which such failure first occurs until such violation is cured or waived and shall be payable on each relevant interest payment date to holders of record on the regular record date immediately preceding the interest payment date. On the 181st day after such failure (if such violation is not cured or waived prior to such 181st day), such failure will then constitute an Event of Default without any further notice or lapse of time and the Notes will be subject to acceleration as provided above.

Subject to certain conditions, the holders of a majority in aggregate principal amount then outstanding of the Notes, by notice to the Trustee, may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the indenture, except a continuing Default or Event of Default in the payment of interest or premium on, or principal of, the Notes.

We are required to deliver to the Trustee annually a statement regarding compliance with the indenture.

No Personal Liability of Directors, Owners, Employees, Incorporators and Stockholders

No director, owner, officer, employee, incorporator, manager or stockholder of us, the Guarantors or any of our or their Affiliates, as such, shall have any liability for any obligations of us, the Guarantors or any of our or their Affiliates under the Notes, the Guarantees or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Guarantees. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The indenture provides that with respect to the Notes, we may, at our option and at any time, elect to have all obligations discharged with respect to the outstanding Notes (“Legal Defeasance”). Such Legal Defeasance means that we will be deemed to have paid and discharged the entire indebtedness, and satisfied all obligations and covenants, under the indenture except for:

(a) the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, or on the redemption date, as the case may be;

(b) our obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c) the rights, powers, trust, duties and immunities of the Trustee, and our obligations in connection therewith; and

(d) the Legal Defeasance provisions of the indenture.

In addition, the indenture provides that with respect to the Notes, we may, at our option and at any time, elect to have all obligations released with respect to substantially all of the restrictive covenants that are described in the indenture (“Covenant Defeasance”), including, without limitation, under “—Change of Control,” and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. If Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance, the indenture provides that with respect to the Notes:

(i) we must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, noncallable U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable optional redemption date, as the case may be;

(ii) in the case of Legal Defeasance, we shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

(A) we have received from, or there has been published by, the Internal Revenue Service a ruling or

(B) since the Issue Date, there has been a change in the applicable federal income tax law,

in each case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance, and will be subject to federal income tax in the same amount, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(iii) in the case of Covenant Defeasance, we shall have delivered to the Trustee an opinion of counsel reasonably acceptable to such Trustee confirming that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit;

(v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;

(vi) we shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of the Notes over any of our other creditors or with the intent of defeating, hindering, delaying or defrauding any of its other creditors or others; and

(vii) we shall have delivered to the Trustee an officers’ certificate stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance relating to the Notes have been complied with.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the indenture) as to all outstanding Notes when:

(1) either:

(a) all the Notes, theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable or, within one year will become due and payable or subject to redemption as set forth above under the heading “—Optional Redemption” and we have irrevocably deposited or caused to be deposited with the Trustee cash in U.S. dollars, Government Securities or a combination thereof in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and accrued interest on the Notes to the date of deposit together with irrevocable instructions from us directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) we have paid all other sums payable under the indenture by us; and

(3) we have delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of us.

Amendment, Supplement and Waiver

Except as provided in the next paragraph, the indenture and the Notes issued thereunder may be amended or supplemented with the consent of the holders of at least a majority of the aggregate principal amount of Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes of such series), and any existing Default or compliance with any provision of the indenture or the Notes may be waived with the consent of the holders of a majority of the aggregate principal amount of Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes).

Without the consent of each holder affected, however, an amendment or waiver may not (with respect to any Note held by a nonconsenting holder):

(a) reduce the aggregate principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(b) reduce the principal of, or change the fixed maturity of, any Note or alter the provisions with respect to the redemption of the Notes (other than as provided in clause (h) below);

(c) reduce the rate of, or change the time for payment of, interest on any Notes;

(d) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(e) make any Note payable in money other than that stated in the Notes;

(f) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or interest on the Notes;

(g) waive a redemption payment or mandatory redemption with respect to any Note (other than as provided in clause (h) below);

(h) amend, change or modify in any material respect the obligation of the Issuer to make and consummate a Change of Control Offer or Excess Proceeds Offer in the event of a Change of Control or Asset Sale, respectively, after such Change of Control or Asset Sale, as applicable, has occurred;

(i) release all or substantially all of the Guarantees of the Guarantors other than in accordance with “—Guarantees” above;

(j) make any change in the foregoing amendment and waiver provisions.

Notwithstanding the foregoing, without the consent of any holder of Notes, the Issuer, the Guarantors and the Trustee may amend or supplement the indenture or the Notes or the Guarantees (i) to cure any ambiguity, defect or inconsistency, (ii) to provide for uncertificated Notes or Guarantees in addition to or in place of certificated Notes or Guarantees (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code), (iii) to provide for the assumption of the obligations of the Issuer or any Guarantor to holders of the Notes in the case of a merger, consolidation or sale of all or substantially all of our assets or such Guarantor’s assets, (iv) to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the rights under the indenture of any such holder, (v) to provide for the issuance of Additional Notes in accordance with the provisions set forth in the indenture, (vi) to evidence and provide for the acceptance of an appointment of a successor trustee, (vii) to add Guarantees with respect to the Notes, (viii) to conform the indenture or the Notes to this “Description of Notes,” (ix) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act or (x) to add covenants or events of default for the benefit of the holders of the Notes.

Our obligations in respect of a Change of Control Offer or Excess Proceeds Offer can be modified with the consent of the holders of a majority in aggregate principal amount of the Notes then outstanding at any time prior to the occurrence of a Change of Control or Asset Sale, respectively. The consent of the noteholders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Concerning the Trustee

The indenture contains certain limitations on the rights of the Trustee, if the Trustee becomes a creditor of us or our Subsidiaries, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Issuer and its Subsidiaries; however, if the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee or resign.

With respect to the Notes, the holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The indenture will provide that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. The Trustee will not be relieved from liabilities for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i) this sentence shall not limit the preceding sentence of this paragraph;

(ii) the Trustee shall not be liable for any error of judgment made in good faith, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to the first sentence of this paragraph.

Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified person, Indebtedness of any such person existing at the time such person merges with or into or becomes a Subsidiary of, or Indebtedness assumed in connection with the acquisition of assets by, the Issuer or any Restricted Subsidiary.

“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise. A person shall not be deemed to be an Affiliate of another person solely as a result of the fact that such persons each have one or more common individuals that serve as members of their respective Boards of Directors so long as such common members of the Board of Directors constitute less than 25% of the members of the Board of Directors of one of such persons.

“Asset Acquisition” means (a) an Investment by the Issuer or any Restricted Subsidiary of the Issuer in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Issuer or any Restricted Subsidiary of the Issuer, or shall be merged with or into the Issuer or any Restricted Subsidiary of the Issuer, or (b) the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of the assets of any Person (other than a Restricted Subsidiary of the Issuer) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Issuer or any Restricted Subsidiary to any person other than the Issuer or any Restricted Subsidiary (including by means of a merger or consolidation or through the issuance or sale of Equity Interests of Restricted Subsidiaries (other than Preferred Equity Interests of Restricted Subsidiaries issued in compliance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness” and other than directors qualifying shares or local ownership shares)) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets of the Issuer (it being understood that the Capital Stock of the Issuer is not an asset of the Issuer) or any of its Restricted Subsidiaries (other than sales of inventory and other transfers in the ordinary course of business). For purposes of this definition, the term “Asset Sale” shall not include:

(a) transfers of cash or Cash Equivalents or Marketable Securities;

(b) transfers of assets of the Issuer (including Equity Interests) that are governed by, and made in accordance with, paragraph (a) of the covenant described under “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(c) transfers constituting Permitted Investments and Restricted Payments permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments;”

(d) the creation of or realization on any Lien permitted under the indenture;

(e) transfers of damaged, worn-out, surplus, unnecessary or obsolete equipment or assets that, in the Issuer’s reasonable judgment, are no longer used or useful in the business of the Issuer or its Restricted Subsidiaries;

(f) sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property, and licenses, leases or subleases of other assets, of the Issuer or any Restricted Subsidiary, in each case to the extent such license, sublicense, lease or sublease does not materially interfere with or otherwise in furtherance of the business of Issuer and the Restricted Subsidiaries;

(g) any transfer or series of related transfers that, but for this clause, would be Asset Sales, if the aggregate fair market value of the assets transferred in such transaction or series of related transactions does not exceed $10.0 million;

(h) the transfer of improvements or alterations in connection with any lease of real property; and

(i) the settlement, waiver, release or surrender of claims or litigation rights of any kind.

“Board of Directors” means:

(a) with respect to a corporation, the board of directors of the corporation or, except in the context of the definition of “Change of Control,” a duly authorized committee thereof;

(b) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(c) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligations” means, as to any person, the obligations of such person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at the time any determination thereof is to be made shall be the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock or partnership or membership interests, whether common or preferred.

“Cash Equivalents” means:

(a) United States dollars;

(b) Government Securities having maturities of not more than twelve (12) months from the date of acquisition;

(c) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500 million;

(d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e) commercial paper issued by any issuer bearing at least a “2” rating for any short-term rating provided by Moody’s or S&P or carrying an equivalent rating by a nationally recognized rating agency and maturing within two hundred seventy (270) days of the date of acquisition;

(f) variable or fixed rate notes issued by any issuer rated at least AA by S&P (or the equivalent thereof) or at least Aa2 by Moody’s (or the equivalent thereof) and maturing within one (1) year of the date of acquisition;

(g) money market funds or programs (x) offered by any commercial or investment bank having capital and surplus in excess of $500 million at least 95% of the assets of which fund or program constitute Cash Equivalents of the kinds described in clauses (a) through (f) of this definition, (y) offered by any other nationally recognized financial institution (i) at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (f), (ii) are rated AAA and (iii) the fund is at least $4 billion or (z) registered under the Investment Company Act of 1940, as amended, that are administered by reputable financial institutions having capital and surplus of at least $500.0 million and the portfolios of which are limited to investments of the character described in the foregoing subclauses hereof; and

(h) in the case of any Foreign Subsidiary or in respect of operations of the Issuer or any Domestic Subsidiary outside the United States, (i) the currency of such country or (ii) high quality short-term investments which are customarily used for cash management purposes in any country in which such Foreign Subsidiary operates or the operations of the Issuer or such Domestic Subsidiary are located, as applicable.

“Change of Control” means the occurrence of one or more of the following events:

(a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Exchange Act and the rules of the Commission thereunder as in effect on the date of the indenture) of Equity Interests representing more than 50% (on a fully diluted basis) of the total voting power represented by the issued and outstanding Equity Interests of the Issuer then entitled to vote in the election of the Board of Directors of the Issuer generally;

(b) during any period of twelve (12) consecutive months, a majority of the members of the Board of Directors of the Issuer ceases to be composed of individuals who were either (i) nominated by, or whose nomination was approved by, the Board of Directors of the Issuer with the affirmative vote of a majority of the members of said board of directors at the time of such nomination or election or (ii) appointed by directors so nominated or elected; or

(c) there shall be consummated any share exchange, consolidation or merger of the Issuer pursuant to which the Issuer’s Equity Interests entitled to vote in the election of the Board of Directors of the Issuer generally would be converted into cash, securities or other property, or the Issuer sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its and its Subsidiaries’ assets, taken as a whole, other than to a wholly-owned Restricted Subsidiary (a “Disposition”), in each case other than pursuant to a share exchange, consolidation or merger of the Issuer or a Disposition in which the holders of the Issuer’s Equity Interests entitled to vote in the election of the Board of Directors of the Issuer generally immediately prior to the share exchange, consolidation, merger or Disposition have, directly or indirectly, at least a majority of the total voting power in the aggregate of all classes of Equity Interests of the continuing or surviving entity entitled to vote in the election of the Board of Directors of such person generally immediately after the share exchange, consolidation, merger or Disposition;

provided that a “Change of Control” shall not be deemed to have occurred unless and until the Notes are not rated Investment Grade by at least two of the three Rating Agencies on the date that is 30 days following the consummation of such Change of Control (the “Trigger Date”); provided, further, that in the event that the Notes are rated Investment Grade by at least two of the three Ratings Agencies on such 30th day but one or more of such Ratings Agencies that maintains an Investment Grade rating on the Notes on such date has publicly announced at any time following the first public announcement of any transaction described in clause (a) through (c) above that such Ratings Agency is considering a possible downgrade in its rating of the Notes (any such Ratings Agency during any period prior to making a public announcement that the Notes are no longer under consideration for a possible downgrade, a “Negative Watch Ratings Agency”) then the Trigger Date shall instead be deemed to be the first day on which either (i) there are two Ratings Agencies that are not Negative Watch Ratings Agencies that maintain an Investment Grade rating of the Notes or (ii) less than two Ratings Agencies maintain an Investment Grade rating of the Notes.

For the avoidance of doubt and without prejudice to any determination of whether any other sale, assignment, lease, transfer, conveyance or disposition or series of related sales, assignments, leases, transfers, conveyance or dispositions would constitute a sale, assignment, lease, transfer, conveyance or other disposition of “all or substantially all” of our and our Subsidiaries’ properties or assets, taken as a whole, for purposes of the definition of “Change of Control,” any sale, assignment, lease, transfer, conveyance or disposition or series of related sales, assignments, leases, transfers, conveyances or dispositions of assets and properties with an aggregate fair market value (as determined in good faith by the Board of Directors of the Issuer and measured as of the time of contractually agreeing to such sale, assignment, lease, transfer, conveyance or disposition) that is less than the Issuer’s EBITDA for the most recent period of four fiscal quarters for which internal financial statements are available at the time of such disposition (calculated with pro forma adjustments, including for such disposition or series of related dispositions, consistent with those set forth in clause (b) of the definition of Consolidated Total Leverage Ratio) shall not be deemed to be a sale, assignment, lease, transfer, conveyance or disposition of “all or substantially all” of our and our Subsidiaries’ properties and assets, taken as a whole.

“Commission” means the United States Securities and Exchange Commission or any successor agency thereto.

“Consolidated Interest Expense” means, with respect to any person for any period, consolidated interest expense of such person for such period, whether paid or accrued, including amortization of original issue discount and deferred financing costs, noncash interest payments and the interest component of Capital Lease Obligations, on a consolidated basis determined in accordance with GAAP; provided, however, that with respect to the calculation of the consolidated interest expense of the Issuer, (x) the interest expense of Unrestricted Subsidiaries shall be excluded and (y) so long as the Headquarters Lease does not constitute Indebtedness, interest expense under the Headquarters Lease shall be excluded.

“Consolidated Net Income” means, with respect to any person for any period, the aggregate of the Net Income of such person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that, without duplication:

(a) the Net Income of any person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash or other property to the referent person, in the case of a gain, or to the extent of any contributions or other payments by the referent person, in the case of a loss;

(b) the Net Income of any person that is a Subsidiary that is not a Restricted Subsidiary shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent person;

(c) solely for purposes of the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” the Net Income of any Subsidiary of such person that is not a Guarantor shall be excluded to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or government regulation to which it is subject;

(d) the cumulative effect of a change in accounting principles shall be excluded;

(e) any after-tax effect of income (loss) (i) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments, (ii) sales or dispositions of assets (other than in the ordinary course of business), (iii) that is extraordinary or non-recurring shall be excluded;

(f) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights shall be excluded;

(g) any non-cash impairment charge or asset write-off, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(h) any fees, expenses and other charges incurred during such period, or any amortization thereof for such period, in connection with the issuance of the Notes or any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of Equity Interests, refinancing transaction or amendment or other modification of any debt instrument shall be excluded;

(i) gains and losses resulting solely from fluctuations in foreign currencies shall be excluded; and

(j) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of FASB Accounting Standards Codification Topic 815 shall be excluded.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the after-tax amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under the indenture.

“Consolidated Non-Cash Charges” means, with respect to any person for any period, the aggregate depreciation, amortization, impairment, compensation, rent, other non-cash expenses (including equity based compensation expense) and write-offs and write-downs of assets of such person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding any such charge to the extent it consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period; provided, that Consolidated Non-Cash Charges shall not include the amortization of content library.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of:

(a) the Total Secured Debt as of such date of determination (the “Transaction Date”) after giving effect to the incurrence and/or repayment of any Indebtedness incurred on the Transaction Date; to

(b) EBITDA of the Issuer for the period of the most recent four consecutive fiscal quarters (the “Measurement Period”) for which internal financial statements are available on the Transaction Date; provided that for purposes of this definition, “EBITDA” shall be calculated after giving effect on a pro forma basis for the period of such calculation to any Asset Sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such person or one of its Restricted Subsidiaries (including any person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Debt and also including or excluding, as applicable, any EBITDA (including any Pro Forma Cost Savings) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale or other disposition during the Measurement Period) occurring during the Measurement Period or at any time subsequent to the last day of the Measurement Period and on or prior to the Transaction Date, as if such Asset Sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Debt (including any Pro Forma Cost Savings)) occurred on the first day of the Measurement Period.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of:

(a) the Total Debt as of such date of determination (the “Transaction Date”) after giving effect to the incurrence and/or repayment of any Indebtedness incurred on the Transaction Date; to

(b) EBITDA of the Issuer for the period of the most recent four consecutive fiscal quarters (the “Measurement Period”) for which internal financial statements are available on the Transaction Date; provided that for purposes of this definition, “EBITDA” shall be calculated after giving effect on a pro forma basis for the period of such calculation to any Asset Sales or other dispositions or Asset Acquisitions and any contractual arrangements entered into in connection with any such Asset Sales, dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such person or one of its Restricted Subsidiaries (including any person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Debt and also including or excluding, as applicable, any EBITDA (after giving effect to any contractual arrangements entered into in connection therewith and also including any Pro Forma Cost Savings) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale or other disposition during the Measurement Period) occurring during the Measurement Period or at any time subsequent to the last day of the Measurement Period and on or prior to the Transaction Date, as if such Asset Sale or other disposition or Asset Acquisition and the entering into of any such contractual arrangements in connection therewith (including the incurrence, assumption or liability for any such Acquired Debt (including any Pro Forma Cost Savings)) occurred on the first day of the Measurement Period.

“Content Acquisition Obligations” means any obligations, liabilities, guarantees or commitments of the Issuer or any Restricted Subsidiary arising under licenses or other agreements pursuant to which the Issuer or any Restricted Subsidiary purchase, licenses or otherwise acquires or obtains rights or property with respect to entertainment content, regardless of the form of such content; provided that any no interest expense would be required to be reflected on a consolidated income statement of the Company prepared in accordance with GAAP on account of such obligations, liabilities, guarantees or commitments.

“Credit Facilities” means one or more (a) credit agreements or debt facilities or other financing arrangements to which the Issuer and/or one or more of its Restricted Subsidiaries is party from time to time, in each case with banks, investment banks, insurance companies, mutual funds, institutional investor or any other lenders or (b) indentures, in each case, providing for revolving credit loans, term loans, debt securities, bankers acceptances, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), swing-line or commercial paper facilities or letters of credit or note facilities, including any notes, mortgages, guarantees, collateral documents, instruments and agreements entered into in connection therewith, in each case as such agreements or facilities may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement Refinancing any Credit Facility, whether in the bank or debt capital markets or otherwise (or combination thereof) (including increasing the amount of available borrowings thereunder or adding Subsidiaries as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement, securities or facility or any successor or replacement agreement, securities or facility.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means any consideration which is not cash, Cash Equivalents or Marketable Securities received by the Issuer or its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Non-cash Consideration pursuant to an officers’ certificate executed an officer of the Issuer at the time of such Asset Sale. Any particular item of Designated Non-cash Consideration will cease to be considered to be outstanding once it has been transferred, sold or otherwise exchanged for or converted into for cash, Cash Equivalents or Marketable Securities.

“Disqualified Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Notes mature; provided, however, that any such Capital Stock may require the issuer of such Capital Stock to make an offer to purchase such Capital Stock upon the occurrence of any asset sale or change of control if the terms of such Capital Stock provide that such an offer may not be satisfied and the purchase of such Capital Stock may not be consummated until the 91st day after the purchase of the any Notes tendered as permitted under “—Change of Control” or as set forth above under the heading “—Certain Covenants—Limitation on Asset Sales,” as applicable.

“Domestic Restricted Subsidiaries” shall mean all Restricted Subsidiaries that are Domestic Subsidiaries.

“Domestic Subsidiary” shall mean any Subsidiary other than a Foreign Subsidiary.

“EBITDA” means, with respect to any person for any period, the Consolidated Net Income of such person for such period

(a) plus, to the extent deducted in computing Consolidated Net Income:

(i) provision for taxes based on income or profits;

(ii) Consolidated Interest Expense;

(iii) Consolidated Non-Cash Charges of such person for such period;

(b) minus, to the extent not excluded from the calculation of Consolidated Net Income, non-cash gains or income of such person for such period (except to the extent representing an accrual for future cash receipts).

“Eligible Institution” means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated by at least two nationally recognized statistical rating organizations in one of each such organization’s four highest generic rating categories at the time as of which any investment or rollover therein is made.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” means any Indebtedness (other than the Notes and the Guarantees) of us and our Subsidiaries in existence on the Issue Date after giving effect to the use of proceeds from this offering contemplated by the Offering Memorandum until such amounts are repaid.

“Fitch” means Fitch Inc., a subsidiary of Fimalac, S.A., or any successor to the rating agency business thereof.

“Foreign Currency Obligations” means, with respect to any person, the obligations of such person pursuant to any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Issuer or any Restricted Subsidiary of the Issuer against fluctuations in currency values.

“Foreign Subsidiary” shall mean (a) any Subsidiary that is not incorporated, formed or organized under the laws of the United States of America, any state thereof or the District of Columbia and (b) any Subsidiary of a Subsidiary described in the foregoing clause (a).

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are applicable as of the date of determination; provided that, except as otherwise specifically provided, all calculations made for purposes of determining compliance with the terms of the provisions of the indenture shall utilize GAAP as in effect on the Issue Date.

“Government Securities” means direct obligations of, or obligations guaranteed or insured by, the United States or any agency or instrumentality thereof for the payment of which guarantee or obligations the full faith and credit of the United States is pledged (in each case including a certificate representing an ownership interest in such obligations).

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Guarantee” means a guarantee by a Guarantor of the Notes.

“Headquarters Lease” means one or more lease agreements entered into by the Issuer with respect to one or more buildings at 100 Winchester Circle, Los Gatos, California, as such lease agreements may be amended, restated, modified, replaced, renewed or extended from time to time.

“Hedging Obligations” means, with respect to any person, the obligations of such person pursuant to any arrangement with any other person, whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements designed to protect such person against fluctuations in interest rates.

“holder” means, with respect to any Note, the person in whose name such Note is registered with the note registrar.

“Indebtedness” means, with respect to any person, any indebtedness of such person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof, but excluding, in any case, any undrawn letters of credit) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases), or representing any Hedging Obligations or Foreign Currency Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than Hedging Obligations or Foreign Currency Obligations) would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary of such person, the liquidation preference with respect to, any Preferred Equity Interests (but excluding, in each case, any accrued dividends) as well as the guarantee of items that would be included within this definition.

In no event shall the term “Indebtedness” include (a) any indebtedness under any overdraft or cash management facilities so long as any such indebtedness is repaid in full no later than five Business Days following the date on which it was incurred or in the case of such indebtedness in respect of credit or purchase cards, within 60 days of its incurrence, (b) obligations in respect of performance, appeal or other surety bonds or completion guarantees or in respect of reimbursement obligations for undrawn letters of credit, bankers’ guarantees or bankers’ acceptances (whether or not secured by a lien), each incurred in the ordinary course of business and not as a part of a financing transaction, (c) any liability for Federal, state, local or other taxes not more than thirty (30) days past due, (d) any balances that constitute accrued expenses, accounts payable, trade payables, deferred revenue or deferred rent in the ordinary course of business, (e) any obligations in respect of a lease properly classified as an operating lease in accordance with GAAP, (f) any customer deposits or advance payments received in the ordinary course of business or (g) any Content Acquisition Obligations or (h) any obligations in respect of the Headquarters Lease only to the extent that the sole reason such obligations are required to be classified as indebtedness in accordance with GAAP is the application of Emerging Issues Task Force No. 97-10.

“Independent Financial Advisor” means a person or entity which, in the judgment of the Board of Directors of the Issuer, is independent and otherwise qualified to perform the task for which it is to be engaged.

“Investment Grade” designates a rating of BBB- or higher by S&P, Baa3 or higher by Moody’s or BBB- or higher by Fitch or the equivalent of such ratings by S&P, Moody’s or Fitch. In the event that the Issuer shall select any other Rating Agency, the equivalent of such ratings by such Rating Agency shall be used.

“Investments” means, with respect to any person, all investments by such person in other persons (including Affiliates) in the forms of loans (including guarantees), advances or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP (excluding accounts receivable, deposits and prepaid expenses in the ordinary course of business, endorsements for collection or deposits arising in the ordinary course of business, guarantees and intercompany notes permitted by “—Certain Covenants—Limitation on Incurrence of Indebtedness,” and commission, travel and similar advances to officers and employees made in the ordinary course of business). For purposes of the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” the sale of Equity Interests of a person that is a Restricted Subsidiary following which such person ceases to be a Subsidiary shall be deemed to be an Investment by the Issuer in an amount equal to the fair market value (as determined in good faith by the Issuer) of the Equity Interests of such person held by the Issuer and its Restricted Subsidiaries immediately following such sale.

“Issue Date” means the first date on which Notes under the indenture are issued.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement and any lease in the nature thereof).

“Marketable Securities” means: (a) Government Securities; (b) any certificate of deposit maturing not more than 365 days after the date of acquisition issued by, or time deposit of, an Eligible Institution; (c) commercial paper maturing not more than 365 days after the date of acquisition issued by a corporation (other than an Affiliate of us) with a rating by at least two nationally recognized statistical rating organizations in one of each such organization’s four highest generic rating categories at the time as of which any investment therein is made, issued or offered by an Eligible Institution; (d) any bankers’ acceptances or money market deposit accounts issued or offered by an Eligible Institution; (e) debt securities which (i) have a remaining maturity not to exceed five years at the time of acquisition thereof and (ii) are rated at least A (or the equivalent) or higher by S&P and A2 (or the equivalent) or higher by Moody’s at the time of acquisition thereof and (f) any fund investing exclusively in investments of the types described in clauses (a) through (e) above.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP.

“Net Proceeds” means the aggregate cash proceeds received by us or any of our Restricted Subsidiaries, as the case may be, in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (estimated reasonably and in good faith by us and after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that are the subject of such Asset Sale, any reserve for adjustment in respect of the sale price of such asset or assets and any reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such Asset Sale and retained by us or any of our Subsidiaries after such Asset Sale, including pension and other post-employment benefit liabilities and liabilities related to environmental matters, or against any indemnification obligations associated with such Asset Sale, and all distributions and payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of any such Asset Sale of assets of such Subsidiary or joint venture. Net Proceeds shall exclude any noncash proceeds received from any Asset Sale, but shall include such proceeds when and as converted by us or any Restricted Subsidiary to cash, and shall exclude any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the asset or assets subject to the Asset Sale.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum, dated November 3, 2009, relating to and used in connection with the offering of the Initial Notes.

“Permitted Business” means the businesses of the Issuer and its Restricted Subsidiaries conducted (or proposed to be conducted) on the Issue Date and any business reasonably related, ancillary or complimentary thereto and any reasonable extension or evolution of any of the foregoing, whether domestic or international.

“Permitted Investments” means:

(a) Investments in us or in a Restricted Subsidiary;

(b) Investments in Cash Equivalents or Marketable Securities or Investments that constituted Cash Equivalents or Marketable Securities at the time made;

(c) any guarantee of obligations of the Issuer or a Restricted Subsidiary permitted by the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness;”

(d) Investments by us or any of our Subsidiaries in a person if, as a result of such Investment: (i) such person becomes a Restricted Subsidiary or (ii) such person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, us or a Restricted Subsidiary;

(e) Investments received in settlement of debts created in the ordinary course of business and owing to us or any of our Restricted Subsidiaries, in satisfaction of judgments or as payment on a claim made in connection with any bankruptcy, liquidation, receivership or other insolvency proceeding;

(f) Investments in existence on the Issue Date and Investments purchased or received in exchange for such Investments so long as any additional consideration provided by the Issuer or any Restricted Subsidiary in such exchange shall not be permitted pursuant to this clause (f);

(g) Investments in any person to the extent such Investment represents the non-cash portion (including, for the avoidance of doubt, any consideration that is deemed cash for purposes of the covenant described under “—Certain Covenants—Limitation on Asset Sales”) of the consideration received for an Asset Sale that was made pursuant to and in compliance with the covenant described under “—Certain Covenants—Limitation on Asset Sales” or for an asset disposition that does not constitute an Asset Sale;

(h) loans or advances or other similar transactions with customers, distributors, clients, developers, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business, regardless of frequency;

(i) other Investments in an amount not to exceed $100.0 million outstanding at any time for all such Investments made after the Issue Date;

(j) any Investment solely in exchange for the issuance of our Qualified Capital Stock;

(k) any Investment in connection with Hedging Obligations and Foreign Currency Obligations otherwise permitted under the Indenture;

(l) any contribution of any Investment in a joint venture or partnership that is not a Restricted Subsidiary to a Person that is not a Restricted Subsidiary in exchange for an Investment in the Person to whom such contribution is made;

(m) loans and advances to employees not in excess of $5.0 million outstanding at any one time, in the aggregate;

(n) lease, utility, workers’ compensation, unemployment insurance, performance and other deposits made in the ordinary course of business; and

(o) Investments in any joint ventures or in Persons engaged in a Permitted Business in an amount not to exceed $25.0 million outstanding at any time.

“Permitted Liens” means:

(a) Liens securing the Notes and Liens securing any Guarantee;

(b) Liens securing (x) Indebtedness under any Credit Facility (and Hedging Obligations and treasury and cash management obligations to the extent such Liens arise under the definitive documentation governing such Indebtedness and the incurrence of such obligations is not otherwise prohibited by the indenture) permitted by clause (2) of paragraph (b) of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness” and (y) other Indebtedness permitted under “—Certain Covenants—Limitation on Incurrence of Indebtedness” to the extent that no additional Liens would be permitted to be incurred at such time in reliance on subclause (x); provided that in the case of any such Indebtedness described in this subclause (y), such Indebtedness, when aggregated with the amount of Indebtedness of the Issuer and the Guarantors which is secured by a Lien, does not cause the Consolidated Secured Leverage Ratio to exceed 1.5 to 1.0 as of the last day of the most recent quarter for which internal financial statements are available on the date such Indebtedness is incurred; provided, further, that for purposes of this clause (b) any revolving credit commitment shall be deemed to be Indebtedness incurred in the full amount of such revolving credit commitment on the date on which such revolving credit commitment is established (and thereafter, shall be included in “Total Secured Debt” on such basis for purposes of determining the Consolidated Secured Leverage Ratio under this clause (b) to the extent and for so long as such revolving credit commitment remains outstanding) and any subsequent repayment and reborrowing under such revolving credit commitment shall be permitted to be secured by a Lien pursuant to this clause (b);

(c) Liens securing (i) Hedging Obligations and Foreign Currency Obligations permitted to be incurred under the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness” and (ii) cash management obligations not otherwise prohibited by the indenture;

(d) Liens securing Purchase Money Indebtedness permitted under the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness”; provided that such Liens do not extend to any assets of us or our Restricted Subsidiaries other than the assets so acquired, constructed, installed, improved or leased, products and proceeds, improvements or accessions thereof and insurance proceeds with respect thereto;

(e) Liens on property or shares of Capital Stock of a person existing at the time such person becomes a Subsidiary or is merged into or consolidated with us or any of our Restricted Subsidiaries; provided that such Liens were not incurred in connection with, or in contemplation of, such merger or consolidation and do not apply to any assets other than the assets of the person acquired in such merger or consolidation;

(f) Liens on property of an Unrestricted Subsidiary at the time that it is designated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary;” provided that such Liens were not incurred in connection with, or contemplation of, such designation;

(g) Liens on property existing at the time of acquisition thereof by us or any Restricted Subsidiary of us; provided that such Liens were not incurred in connection with, or in contemplation of, such acquisition and do not extend to any assets of us or any of our Restricted Subsidiaries other than the property so acquired, products and proceeds thereof and insurance proceeds with respect thereto;

(h) Liens to secure the performance of statutory obligations, surety or appeal bonds or performance bonds, or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s or other like Liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent for a period of more than 30 days or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as is required by GAAP is made therefor;

(i) Liens existing on the Issue Date;

(j) Liens for taxes, assessments or governmental charges or levies or claims that are not yet delinquent for a period of more than 30 days or that can thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP is made therefor;

(k) Liens securing Indebtedness permitted under clause (10) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness;” provided that such Liens shall not extend to assets other than the assets that secure such Indebtedness being Refinanced;

(l) Liens (other than Liens created or imposed under ERISA) incurred or deposits made by us or any of our Restricted Subsidiaries in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations or deposits as security for contested taxes or import duties or for the payment of rent (exclusive of obligations for the payment of borrowed money);

(m) easements, rights-of-way, covenants, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes;

(n) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of us or our Restricted Subsidiaries;

(o) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and Liens deemed to exist in connection with Investments in repurchase agreements that constitute Cash Equivalents;

(p) normal and customary rights of setoff upon deposits of cash, Cash Equivalents or Marketable Securities in favor of banks or other depository or financial institutions;

(q) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(r) Liens securing Indebtedness of any Foreign Subsidiary incurred in accordance with clause (14) of the covenant entitled “Limitation on Incurrence of Indebtedness;”

(s) Liens in favor of the Issuer or any Guarantor;

(t) Liens securing reimbursement obligations with respect to commercial letters of credit which solely encumber goods and/or documents of title and other property relating to such letters of credit and products and proceeds thereof;

(u) extensions, renewals, replacements, Refinancings or refundings of any Liens referred to in clauses (e), (g) or (i) above; provided that any such extension, renewal, Refinancing or refunding does not extend to any assets or secure any Indebtedness not securing or secured by the Liens being extended, renewed, replaced, Refinanced or refunded;

(v) judgment Liens not giving rise to a Default or Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(w) Liens upon specific items of inventory or other goods and proceeds of any person securing such person’s obligations in respect of banker’s acceptances issued or credited for the account of such person to facilitate the purchase, shipment or storage of such inventory or goods;

(x) Liens arising under consignment or similar arrangements for the sale of goods in the ordinary course of business;

(y) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer in the ordinary course of business;

(z) deposits made in the ordinary course of business to secure liability to insurance carriers;

(aa) Liens granted by a Restricted Subsidiary that is not a Guarantor in favor of the Issuer or a Guarantor;

(bb) Liens arising in connection with Cash Equivalents described in clause (d) of the definition of the term Cash Equivalents;

(cc) deposits as security for contested taxes and contested import or customs duties;

(dd) pledges or deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations to (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Issuer or any Restricted Subsidiary;

(ee) Liens on insurance policies and the proceeds thereof granted in the ordinary course of business to secure the financing of insurance premiums with respect thereto;

(ff) Liens in favor of credit card processors granted in the ordinary course of business;

(gg) other Liens securing Indebtedness that is permitted by the terms of the Indenture to be outstanding or other obligations having an aggregate principal amount at any one time outstanding not to exceed $50.0 million; and

(hh) Liens granted in the ordinary course of business to secure Content Acquisition Obligations.

“person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof) or any other entity.

“Preferred Equity Interest” in any person, means an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over Equity Interests of any other class in such person.

“Pro Forma Cost Savings” means, with respect to any period, the reduction in net costs and expenses and related adjustments that (a) were directly attributable to an acquisition, merger, consolidation or disposition that occurred during the four-quarter reference period or subsequent to the four-quarter reference period and on or prior to the date of determination and calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect and applied as of the date of the indenture, (b) were actually implemented by the business that was the subject of any such acquisition, merger, consolidation or disposition within 12 months after the date of the acquisition, merger, consolidation or disposition and prior to the date of determination that are supportable and quantifiable by the underlying accounting records of such business or (c) relate to the business that is the subject of any such acquisition, merger, consolidation or disposition and that are probable in the reasonable judgment of the Issuer based upon specifically identifiable actions to be taken within 12 months of the date of the acquisition, merger, consolidation or disposition (regardless of whether such cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X under the Securities Act or any other regulation or policy related thereto) and, in the case of each of (a), (b) and (c), are described, as provided below, in an officers’ certificate, as if all such reductions in costs had been effected as of the beginning of such period. Pro Forma Cost Savings described above shall be accompanied by an officers’ certificate delivered to the Trustee from the chief financial officer or chief accounting officer of the Issuer that outlines the actions taken or to be taken, the net cost savings or operating improvements achieved or expected to be achieved from such actions and that, in the case of clause (c) above, such savings have been determined by the Issuer to be probable.

“Purchase Money Indebtedness” means Indebtedness (including Capital Lease Obligations) incurred (within 365 days of such purchase) to finance or refinance the purchase (including in the case of Capital Lease Obligations the lease), construction, installation or improvement of any assets used or useful in a Permitted Business (whether through the direct purchase of assets or through the purchase of Capital Stock of any Person owning such assets); provided that the amount of Indebtedness thereunder does not exceed the sum of (a) 100% of the purchase cost of such assets and costs incurred in such construction, installation or improvement and (b) reasonable fees and expenses of such person incurred in connection therewith.

“Qualified Capital Stock” means any Capital Stock of the Issuer that is not Disqualified Stock.

“Rating Agencies” means:

(a) S&P;

(b) Moody’s;

(c) Fitch; or

(d) if any of S&P, Moody’s or Fitch or all shall not make a rating of the Notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Issuer, which shall be substituted for S&P, Moody’s or Fitch or all, as the case may be.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for or to consolidate, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” or “Restricted Subsidiaries” means any Subsidiary, other than Unrestricted Subsidiaries.

“S&P” means Standard & Poor’s Rating Service or any successor to the rating agency business thereof.

“Secured Indebtedness” means any Indebtedness secured by a Lien on any assets of the Issuer or any Domestic Subsidiary that is a Restricted Subsidiary.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act, as such regulation is in effect on the date of the indenture.

“Subordinated Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary that is expressly subordinated in right of payment to the Notes or the Guarantees, as the case may be. No Indebtedness of the Issuer or a Guarantor shall be deemed to be subordinated in right of payment to any other Indebtedness of the Issuer or such Guarantor solely by virtue of any Liens, guarantees, maturity of payments or structural subordination. No Indebtedness of the Issuer or any Restricted Subsidiary shall be deemed subordinated in right of payment to any other Indebtedness of the Company or such Restricted Subsidiary solely by virtue of any Liens, guarantees, maturity of payments or structural subordination.

“Subsidiary” or “Subsidiaries” means, with respect to any person, any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of such person or a combination thereof.

“Total Debt” means, as of any date of determination, the aggregate outstanding amount of Indebtedness of the Issuer and the Guarantors (other than Hedging Obligations and cash management obligations to the extent permitted by the indenture) outstanding on such date, determined on a consolidated basis.

“Total Secured Debt” means, as of any date of determination, the aggregate outstanding amount of Secured Indebtedness of the Issuer and the Guarantors (other than Hedging Obligations and cash management obligations to the extent permitted by the indenture) outstanding on such date, determined on a consolidated basis.

“Unrestricted Subsidiary” or “Unrestricted Subsidiaries” means: (a) any Subsidiary designated as an Unrestricted Subsidiary in a resolution of our Board of Directors in accordance with the instructions set forth below; and (b) any Subsidiary of an Unrestricted Subsidiary.

Our Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as:

(a) no portion of the Indebtedness or any other obligation (contingent or otherwise) of such Subsidiary, immediately after such designation: (i) is guaranteed by us or any other Subsidiary of us (other than another Unrestricted Subsidiary); (ii) is recourse to or obligates us or any other Subsidiary of us (other than another Unrestricted Subsidiary) in any way; or (iii) subjects any property or asset of us or any other Subsidiary of us (other than another Unrestricted Subsidiary), or Equity Interests issued by such Subsidiary, directly or indirectly, contingently or otherwise, to satisfaction thereof;

(b) neither we nor any other Subsidiary (other than another Unrestricted Subsidiary) has any contract, agreement, arrangement or understanding with such Subsidiary, written or oral, other than on terms no less favorable to us or such other Subsidiary than those that might be obtained at the time from persons who are not our Affiliates; and

(c) neither we nor any other Subsidiary (other than another Unrestricted Subsidiary) has any obligation: (i) to subscribe for additional shares of Capital Stock of such Subsidiary or other equity interests therein; or (ii) to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve certain levels of operating results.

If at any time after the Issue Date we designate an additional Subsidiary as an Unrestricted Subsidiary, we will be deemed to have made a Restricted Investment in an amount equal to the fair market value (as determined in good faith by our Board of Directors evidenced by a resolution of our Board of Directors and set forth in an officers’ certificate delivered to the Trustee no later than ten business days following a request from the Trustee) of such Subsidiary. An Unrestricted Subsidiary may be designated as a Restricted Subsidiary if, at the time of such designation after giving pro forma effect thereto, no Default or Event of Default shall have occurred or be continuing.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.

BOOK-ENTRY SYSTEM

The exchange notes will be represented by permanent global notes in definitive, fully registered book-entry form (each, a “global security”) which will be registered in the name of a nominee of The Depository Trust Company, or DTC, and deposited on behalf of purchasers of the exchange notes represented thereby with the trustee as custodian for DTC for credit to the respective accounts of the purchasers (or to such other accounts as they may direct) at DTC.

You may hold your beneficial interests in a global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC (called “participants”).

Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in such global security other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

Payment of principal of, premium (if any) and interest on the exchange notes represented by a global security will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented thereby for all purposes under the indenture. We expect that upon receipt of any payment of principal of or interest on any global security, DTC will credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such global security as shown on the records of DTC. We expect that payments by participants or indirect participants to owners of beneficial interests in a global security held through such participants or indirect participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in “street name” and will be the sole responsibility of such participants or indirect participants.

Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in a global security for any exchange notes or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in a global security owning through such participants.

A global security may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the indenture should occur.

Any global security that is exchangeable for certificated notes pursuant to one of the provisions set forth above will be exchanged for certificated notes in authorized denominations and registered in such names as DTC or any successor depositary holding such global security may direct. Subject to the foregoing, a global security is not exchangeable, except for a global security of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a global security becomes exchangeable for certificated notes:

•	certificated notes will be issued only in fully registered form in denominations of $2,000 or integral multiples of $1,000 in excess of $2,000,

•

payment of principal of, and premium, if any, and interest on, the certificated notes will be payable, and the transfer of the certificated notes will be registrable, at our office or agency maintained for such purposes, and

•

no service charge will be made for any registration of transfer or exchange of the certificated notes, although we may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

So long as DTC or any successor depositary for a global security, or any nominee, is the registered owner of such global security, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global security for all purposes under the indenture and the notes. Except as set forth above, owners of beneficial interests in a global security will not be entitled to have the notes represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of certificated notes in definitive form and will not be considered to be the owners or holders of any notes under such global security for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC or any successor depositary, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised us that DTC is:

•	a limited-purpose trust company organized under the laws of the State of New York,

•	a member of the Federal Reserve System,

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in global securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OFFER; REGISTRATION RIGHTS

Netflix entered into a registration rights agreement with the initial purchasers in connection with the private placement of the original notes. Under this registration rights agreement, Netflix agreed to consummate the exchange offer in this prospectus. For details regarding the exchange offer, see “The Exchange Offer.”

If applicable interpretations of the staff of the Commission do not permit us to effect the exchange offer, we will use our reasonable efforts to cause to become effective a shelf registration statement relating to resales of the notes and to keep that shelf registration statement effective until two years after the closing date or such shorter period that will terminate when all notes covered by the shelf registration statement have been sold. We will, in the event of such a shelf registration, provide to each noteholder named therein copies of a prospectus, notify each such noteholder when the shelf registration statement has become effective and take certain other actions to permit resales of the notes. A noteholder that sells notes under the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to such a noteholder (including certain indemnification obligations). We may require each noteholder requesting to be named as a selling security holder in the shelf registration statement to furnish to us such information regarding the noteholder and the distribution of the notes or exchange notes by such noteholder as we may from time to time reasonably require for inclusion of the noteholder in the shelf registration statement. We may refuse to name a noteholder as a selling security holder if such noteholder fails to provide us with such requested information.

If the exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) on or before the date that is 210 days after the closing date, the annual interest rate borne by the notes will be increased by 0.25% per annum (which interest rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 0.5% per annum) until the earliest of the date that the exchange offer is completed, the shelf registration statement is declared effective or two years after the original issue date of the notes. The amounts of additional interest will be payable in cash on the same interest payment dates as interest on the notes is payable.

If we effect the exchange offer, we will be entitled to close the exchange offer 20 business days after its commencement, provided that we have accepted all notes validly surrendered in accordance with the terms of the exchange offer. Notes not tendered in the exchange offer shall bear interest at 8.50% per annum and be subject to all the terms and conditions specified in the indenture, including transfer restrictions.

The summary herein of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which has been filed as an exhibit to this registration statement.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section is a discussion of certain U.S. federal income tax considerations relating to the exchange offer. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing U.S. federal tax authorities as of the date hereof, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the exchange offer. This summary generally applies only to beneficial owners of the notes that hold the notes as “capital assets” (generally, for investment), and does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of the beneficial owner’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code, or a U.S. holder (as defined below) whose “functional currency” is not the U.S. dollar). Also, it is not intended to address all categories of investors, some of which may be subject to special rules (such as partnerships or other pass-through entities (or investors in such entities), dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, former citizens or residents of the United States, persons holding notes as part of a hedging or conversion transaction or a straddle, or persons deemed to sell notes under the constructive sale provisions of the Internal Revenue Code of 1986, as amended (the “Code”)). Finally, the summary does not describe the effect of the U.S. federal estate and gift tax laws or the effects of any applicable non-U.S., state or local laws.

INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS, NON-U.S., STATE AND LOCAL TAX LAWS, AND TAX TREATIES.

As used herein, the term “U.S. holder” means a beneficial owner of the notes that, for U.S. federal income tax purposes is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if it (x) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “non-U.S. holder” is a beneficial owner of the notes that is an individual, corporation, estate or trust and is not a U.S. holder. If any entity or arrangement (domestic or foreign) that is treated as a partnership for U.S. federal income tax purposes is a beneficial owner of a note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A beneficial owner of a note that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of the exchange offer, and of purchasing, owning and disposing of the exchange notes.

The exchange of original notes for exchange notes pursuant to the exchange offer will not be a taxable exchange for U.S. federal income tax purposes. Accordingly, for U.S. federal income tax purposes, a holder should have the same tax basis and holding period in the exchange notes as the holder had in the original notes immediately before the exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after consummation of this exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until April 29, 2010, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to this exchange offer, excluding underwriting discounts and commissions, brokerage commissions and transfer taxes, if any, related to the sale or disposition of notes by a holder, and will indemnify the holders of the original notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act in connection with the exchange offer.

Each broker-dealer further acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus to make the statements in the prospectus not misleading, which notice we agree to deliver promptly to such broker-dealer, such broker-dealer will suspend use of the prospectus until we have notified such broker-dealer that delivery of the prospectus may resume and have furnished copies of any amendment or supplement to the prospectus to the broker-dealer.

LEGAL MATTERS

Certain legal matters relating to the validity of the notes offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California and New York, New York.

EXPERTS

The consolidated financial statements of Netflix, Inc. and its subsidiary as of December 31, 2008 and 2007 and for each of the years in the three year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated herein by reference in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read any reports, proxy statements or other information that we file with the Commission at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information about the operation of the public reference room. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission, including Netflix, Inc. The Commission’s Internet site can be found at www.sec.gov. Periodic and current reports we file with the Commission are available at our web site www.netflix.com. Information on our web site is not incorporated by reference into this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are filing with the Commission a registration statement on Form S-4 relating to the exchange notes. This prospectus is a part of the registration statement, but the registration statement includes additional information and also attaches exhibits that are referenced in this prospectus. In addition, as allowed by the Commission’s rules, this prospectus incorporates by reference important business and financial information about us that is not included or delivered with this prospectus.

We “incorporate by reference” into this prospectus the following documents filed with the Commission:

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (including the portions of our Proxy Statement for our 2009 Annual Meeting of Stockholders that are incorporated therein by reference);

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2009, June 30, 2009 and September 30, 2009; and

•	Our Current Reports on Form 8-K filed on January 2, 2009, March 20, 2009, September 21, 2009, October 28, 2009, November 3, 2009 and November 9, 2009.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the end of the offering pursuant to this prospectus shall also be deemed to be incorporated herein by reference. We do not incorporate by reference any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K in any past or future filings, unless specifically stated otherwise. Any such information incorporated by reference would be an important part of this prospectus. Information in this prospectus supersedes information that we filed with the Commission prior to the date of this prospectus, while information that we file later with the Commission will automatically update and supersede this prospectus. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request copies of our filings with the Commission and forms of documents pertaining to the securities offered hereby referred to in this prospectus without charge, by written or telephonic request directed to us at Netflix, Inc., 100 Winchester Circle, Los Gatos, California 95032, Attention: Netflix Investor Relations, Telephone: (408) 540-3700.

In order to obtain timely delivery of such documents, holders of original notes must request this information no later than five business days prior to the expiration date of the exchange offer for the original notes.

$200,000,000

Offer To Exchange

8.50% Senior Notes due 2017

Registered under the Securities Act

for

All Outstanding 8.50% Senior Notes due 2017

of

Netflix, Inc.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after consummation of this exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until April 29, 2010, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.